Exhibit 10.2

Development and

Commercialization Agreement

between

ImmuPharma (France) S.A.

as “ImmuPharma”

and

Anesta AG

as “Anesta”

relating to

Lupuzor

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

THIS DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (this “Agreement” is made as of the Effective Date as defined hereinafter and is made

BETWEEN:

(1)           ImmuPharma (France) S.A.,  (“ImmuPharma”), incorporated in France and having its registered office at 5, rue du Rhône, F-68100 Mulhouse, France; and

(2)           Anesta AG  (“Anesta”), incorporated in Switzerland and having its registered office at Barrenstrasse 23, 6300 Zug, Switzerland and an Affiliate (defined herein) of Cephalon, Inc., incorporated in Delaware, U.S.A. (“Cephalon”).

(each of ImmuPharma and Anesta are hereinafter referred to as “Party” and together referred to as “Parties)

WHEREAS:

(A)          ImmuPharma owns or Controls certain proprietary rights, titles and interest in certain Patents and certain valuable Technical Information relating to its Lupuzor product pursuant to certain agreements with CNRS (all as hereinafter defined);

(B)           ImmuPharma conducted various pre-clinical and clinical studies with the Lupuzor product and it appears that the Lupuzor product may be capable of being further developed and commercialised as a treatment for Lupus;

(C)           Anesta wishes to develop and commercialise ImmuPharma’s Lupuzor product in the Territory (as hereinafter defined) for Lupus and any other indications for which the Lupuzor product may be developed, marketed or used on the terms and conditions hereof, however subject to ImmuPharma’s obtaining certain positive results in the clinical trial currently being conducted on behalf of ImmuPharma for the Lupuzor product;

(D)          Anesta and ImmuPharma AG have furthermore agreed to simultaneously herewith enter into the Trademark License Agreement (as hereinafter defined);

NOW THEREFORE, in consideration of the mutual promises and covenants set forth and for good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

TABLE OF CONTENTS:

1.	Definitions	5

1.2	Sections and Clauses	13

2.	Payment of the Decision Payment and Effective Date of Agreement	14

3.	Grant	14

4.	Development Milestone Payments	16

5.	Commercial Milestone Payments	16

6.	Running Royalties	17

7.	Timing and Statement of Royalty and Milestone Payments	17

8.	Accounting and Other Financial Provisions Relating to Royalties and Other Payments	18

9.	Remittance, Currency and Taxes	18

10.	Audit of Financial Milestones, Royalties, Cost of Goods etc.	19

11.	Development of Licensed Product	20

12.	Production and Supply of Materials for the Development Program	21

13.	Manufacturing Development	21

14.	Manufacture of Licensed Products by Anesta; Manufacture by ImmuPharma	22

15.	Obtaining and Maintaining NDAs for Licensed Product	22

16.	Cooperation in Marketing	23

17.	Marketing of Finished Goods	23

18.	General Diligence of Anesta	24

19.	Adverse Event Reporting; Suspension and Withdrawal of Products	24

20.	New Technical Information and Inventions	24

21.	Patent Protection for Inventions	26

22.	Prosecution of the Licensed Patents and Approval Information	26

23.	Infringement of the Licensed Rights	26

24.	Infringement of Independent Third Party Rights	27

25.	Confidentiality	28

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

26.	Public Announcements	30

27.	ImmuPharma Representations and Warranties	30

28.	Anesta Representations and Warranties	32

29.	Indemnification between the Parties	33

30.	Insurance	34

31.	Disclaimer	35

32.	Ordinary Termination	35

33.	Specific Performance and Extraordinary Termination	37

34.	Effect of Extraordinary Termination	38

35.	Further Consequences of Extraordinary Termination.	38

36.	Assignments	41

37.	Affiliates, Sub-Licensees and Sub-contracting	41

38.	Oversight Committee	42

39.	General Dispute Resolution and Arbitration	43

40.	Waiver	44

41.	General Assurances	44

42.	Severability	44

43.	Entire Agreement	44

44.	Titles and Headings	44

45.	Costs of Preparation	44

46.	Notices	45

47.	Force Majeure	46

48.	No Agency, Partnership or Joint Venture	46

49.	Benefit to Third Parties	46

50.	Governing Law	46

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

1.             Definitions

1.1           Definitions. For the purposes of this Agreement the following terms shall have the following meanings:

(A)          “Accounting Period” means each three month period ending on 31st March, 30th June, 30th September or 31st December.

(B)           “Acquiror” shall have the meaning given to it in Clause 33.7 hereof.

(C)           “Affiliate” means, with respect to a Party, any other company, corporation or other Entity which (directly or indirectly) owns, is owned by or is under common ownership with such Party or any other Entity actually controlled by, controlling or under common control with such Party.  For purposes of this definition only, “ownership” or “control” shall mean where one Entity owns or controls fifty percent (50%) or more of the equity conferring voting rights and/or otherwise has the ability to direct the business affairs of another Entity.

(D)          “Anesta Technical Information” means as set forth in Clause 20.2 hereof.

(E)           “Anesta Patents” means as set forth in Clause 20.4 hereof.

(F)           “Anesta Sub-Licensee” means an Entity, other than an Affiliate of Anesta, that will have been granted a license by Anesta or Anesta’s Affiliates to any of the Licensed Patents, Licensed Technical Information or Licensed Trademarks on the terms and conditions set forth in Clause 3.3 hereof or that has any enforceable and unconditional agreement with or commitment from Anesta or its Affiliates for the grant of such a sub-license.

(G)           “API” (Active Pharmaceutical Ingredients) means the Lupuzor molecule (P140) manufactured under GMP conditions with the appropriate analytical and stability data, but without formulation.

(H)          “Business Day” means any day when the banks in Zurich, Paris and New York are open for business.

(I)            “Cephalon” means Cephalon, Inc., incorporated in Delaware, U.S.A. and having its principal place of business at 41 Moores Road, Frazer, PA 19355, U.S.A., who is the indirect owner of 100% of the equity of Anesta.

(J)            “Clinical Studies” means:

(1)        any study in man involving the administration of the Licensed Product, the Licensed Molecules or the Licensed Product to human beings, including studies in all phases of clinical development (Phases I, II, III and IV); and

(2)        observational studies concerning the effects of the Licensed Product, Licensed Molecules or the Licensed Product in human beings, including post authorisation safety studies, quality of life studies and pharmacoeconomic studies.

(K)          “CNRS” means the Centre National de la Recherches Scientifiques, France.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(L)           “CNRS Agreements” means collectively the CNRS/ImmuPharma License Agreement (as defined) as well as any other collaboration agreements, license agreements, exploitation agreements between CNRS and ImmuPharma (as amended from time to time) which pertain to the Licensed Molecules, the Licensed Product or the Licensed Technical Information, however only to the extent they so pertain to the Licensed Molecules, the Licensed Product or the Licensed Technical Information.

(M)         “CNRS/ImmuPharma License Agreement” means the license agreement L05152 executed between CNRS and ImmuPharma on September 27th, 2005 and all subsequent amendments, inclusing Amendment No. 1, as set forth on Schedule 4 to the Option Agreement.

(N)          “CNRS Lupuzor Patents” means those Patents which are the subject under the CNRS/ImmuPharma License Agreement and which are identified as Brevet1 and Brevet2 therein.

(O)          “CNRS Technical Information” means any and all Technical Information Controlled by ImmuPharma on or after the Effective Date, which is owned, co-owned or Controlled by CNRS, to the extent such Technical Information relates to the Licensed Molecules or the Licensed Product.

(P)           “Combination Product” shall mean any composition which comprises the Licensed Molecules and at least another active ingredient.

(Q)          “Commercial Milestones” means as set forth in Clause 5.1 hereof.

(R)           “Commercial Year” means, except with respect to the first Commercial Year, each successive 12 calendar month period starting from the 01 January of one year and ending on the 31 December of the same year. The first Commercial Year shall begin on the date of the First Commercial Sale to occur in the Territory and end on the 31 December of that year.

(S)           “Commercially Reasonable Efforts” [**].

(T)           “Confidentiality Agreement” means the Confidentiality Agreement made as of 15 June 2007 between ImmuPharma and Cephalon.

(U)          “Contract Auditor” shall have the meaning given to it in Clause 10.1 hereof.

(V)           “Control”, “Controls” or “Controlled” means the possession of the ability to grant the licenses or sublicenses or disclose information as provided for herein, without breaching the terms of any prior written agreement or other arrangement with any Third Party.

(W)         “Decision Payment” means an amount equal to thirty million US Dollars (US$30,000,000).

(X)          “Development Milestones” means as set forth in Clause 4.1 hereof.

(Y)           “Development Program” means the development program for the Licensed Product, Licensed Molecules or Licensed Product in the Territory, as contemplated in Clause 11 and the other provisions of this Agreement, but as may be amended by Anesta from time to time in accordance with the terms and conditions of this Agreement and including all duties, studies, clinical trials, documents, reports which are requested by Regulatory Authorities in order to obtain the authorizations to apply for an IND or NDA in the countries of the Territory or to get any applications for commercial marking authorization granted.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(Z)           “Dispute” means any dispute that arises out of or in connection with this Agreement, including any question regarding the existence, scope, validity or termination of this Agreement.

(AA)       “Effective Date” means the date on which this Agreement became effective under Clause 2.1 hereof.

(BB)        “EMEA” shall mean the European Medicines Agency as may be competent for the approval and registration of pharmaceutical products within the European Community.

(CC)        “EMEA Approval” means the date of EMEA’s approval of an MAA for Licensed Product filed by or on behalf of Anesta for marketing the Licensed Product in the [**].

(DD)       “EMEA Filing” means any MAA filed with and accepted by EMEA for Licensed Product filed by or on behalf of Anesta.

(EE)         “Entity” means and includes any person, firm or company or group of persons or unincorporated organization.

(FF)         “Escrow Agent” means Rinderknecht & Burger, Grafenauweg 6, CH-6300 Zug, Switzerland, acting as escrow agent for the Signed Agreements on behalf of ImmuPharma and Cephalon pursuant to Clause 2.1.

(GG)        “Finished Goods” means any product containing Licensed Product which is fully formulated in final form packed for ultimate consumer use and ready for use by or administration to patients in the Territory including any packaging, labelling and any necessary inserts.

(HH)       “First Commercial Sale” means the first commercial sale of Finished Goods in the Territory by Anesta or an Affiliate or a co-promoter (as defined in Clause 3.4) in accordance with an NDA which has, prior to such sale, been approved in the Territory for such Finished Goods.

(II)           “GAAP” means generally-accepted accounting principles, consistently applied.

(JJ)          “Generic Equivalent” [**]

(KK)       “Generic Competition” [**]

(LL)         “Good Clinical Practice” means the applicable principles and guidelines for good clinical practices for drugs and medicinal products, as such principles and guidelines are amended, implemented and supplemented from time to time, including those set out in the ICH (as defined).

(MM)     “Good Laboratory Practice” means the applicable principles and guidelines for good laboratory practices for drugs and medicinal products, as such principles and guidelines are amended, implemented and supplemented from time to time, including those set out in the OECD Principles of Good Laboratory Practice published by the Organisation for Economic Cooperation and Development from time to time.

(NN)       “Good Manufacturing Practice” means applicable principles and guidelines for good manufacturing practices for drugs and medicinal products, as such principles and guidelines are amended, implemented and supplemented from time to time, including the

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

equivalent rules in the USA to those set out in Title 21 Parts 210 and 211 of the US Code of Federal Regulations (21CFR, parts 210 and 211) or found in European Directive 91/356/EEC and guidance made thereunder and published in Volume IV of “The rules governing medicinal products in the European Union”.

(OO)       “ICH” means the Harmonised Tripartite Guideline for Good Clinical Practice as finalised by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

(PP)         “IFRS” means the International Financial Reporting Standards adopted by the International Accounting Standards Board.

(QQ)       “ImmuPharma AG” means ImmuPharma AG, a Swiss corporation, having its present principal place of business at Kägenstrasse 12, CH-4153 Reinach, Switzerland, which is an Affiliate of ImmuPharma.

(RR)        “ImmuPharma Patents” means (i) any and all Patents owned or co-owned by ImmuPharma on or after the Effective Date, including any and all Patents added to the Licensed Patents either (x) pursuant to Clause 20.6 of this Agreement or (y) under the CNRS Agreements (as defined); (ii) any Patents owned or co-owned by ImmuPharma which claim priority to such Patents; and (iii) any Patents which would be infringed by the manufacture, use or sale of the Licensed Molecules or the Licensed Products which are owned, co-owned or Controlled by ImmuPharma, other than the CNRS Lupuzor Patents, all of (i), (ii) and (iii) however only to the extent they relate to the Licensed Molecules, the Licensed Product or the Licensed Technical Information.

(SS)         “ImmuPharma Sub-Licensee” means an Entity, other than an Affiliate of ImmuPharma, that will be granted a license by ImmuPharma or ImmuPharma’s Affiliates to any of the Licensed Patents, Licensed Technical Information or Licensed Trademarks outside the Territory upon termination in single countries on the terms and conditions hereof.

(TT)        “ImmuPharma Technical Information” means any and all Technical Information owned or co-owned by ImmuPharma on or after the Effective Date which is related to the Licensed Molecules or the Licensed Product and only to the extent it is so related thereto, including any and all ImmuPharma Technical Information added to the Licensed Technical Information pursuant to Clause 20.6 of the this Agreement.

(UU)       “IND” means any approval, consent, clearance or exemption necessary to carry out, sponsor, distribute or supply investigational drugs or medicinal products for a Clinical Trial which is obtained through notification to or grant or confirmation by a Regulatory Authority in any country or jurisdiction of the Territory.

(VV)        “Independent Third Party” means any person or Entity other than ImmuPharma or Anesta, their Sub-Licensees, or their sub-contractors under Clauses 14.3 or 37 or any Affiliates of the foregoing.

(WW)     “Invention(s)” means any and all new inventions comprised in any Technical Information or Know-How generated after the Effective Date by or on behalf of either Party or its Affiliates, Sub-Licensees or sub-contractors to the extent relating to the Licensed Molecules or Licensed Product.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(XX)       “[**] Approval” means the date of [**]’s approval of an NDA filed by or on behalf of Anesta.

(YY)        “Know-How” means (a) all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, pre-clinical and clinical information and data, technical information, trade secrets, specifications, instructions, processes, formulae, expertise, information and documentation relating to the development, registration, use, safety, quality control, manufacturing, or commercialization of the Licensed Molecules or Licensed Product Controlled by ImmuPharma as of the date hereof or obtained by ImmuPharma or either or both of Cephalon and Anesta hereafter, including, without restriction, all know how related to the Licensed Patents and the Licensed Technical Information obtained during the term hereof, which is Controlled by ImmuPharma and which ImmuPharma has the right to license to Cephalon or Anesta and which know-how is necessary or useful for the development, registration, use, manufacture and commercialization of the Licensed Molecules or Licensed Product on the terms and conditions hereof and (b) all other technical information owned, co-owned, Controlled or developed by or on behalf of ImmuPharma or any Affiliate, licensee or sub-contractor thereof relating to the Licensed Patents or the Licensed Technical Information (as the case may be).

(ZZ)        “Late Payment Interest” shall mean as set forth in Clause 8.4 hereof.

(AAA)   “Licensed Molecules” means any molecule that is a chemical derivative of a peptide corresponding to the sequence 131-151 of the 70k-snRNP protein (i.e., RIHMVYSKRSGKPRGYAFIEY, which is SEQ ID NO: 1 of U.S. patent application serial number 10/236,468), including derivatives in which a Lysine (in position 138 or 142) is acetylated or a Serine (in position 137 or 140) is phosphorylated, any combination thereof and in particular Lupuzor, and the esters, amides, salts, hydrates and solvates thereof.

(BBB)     “Licensed Patents” means the:

(1)        ImmuPharma Patents; and

(2)        Third Party Patents.

(CCC)     “Licensed Product” means any formulations or dosages that contain the Licensed Molecules, including but not limited to any Combination Product, for any and all uses.

(DDD)    “Licensed Technical Information” means any and all ImmuPharma Technical Information and Third Party Technical Information.

(EEE)      “Licensed Trademarks” means the marks LUPUZOR, LUPUSOL and LUPUSTAT and any other word marks, designs or logos that ImmuPharma may apply for, register, create, own or use in the future in respect of the Licensed Products or Licensed Molecules, including but not limited to, those marks listed on Schedule 1 of the Trademark License Agreement and any amendments thereto.

(FFF)      “Lupus” means a systemic chronic inflammatory disease also known as Systemic Lupus Erythematosus (SLE) as defined by the American College of Rheumatology classification criteria for SLE (1997) and as set forth in Schedule 6 of the Option Agreement.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(GGG)     “Lupuzor” means IPP-201101, otherwise known as P140, which is the peptide corresponding to the sequence 131-151 of the 70k-snRNP protein with a phosphorylated “Ser” in position 140, the chemical structure of which is given in Schedule 3, and the esters, amides, salts, hydrates and solvates thereof.

(HHH)    “Lupuzor Committee” means the committee established pursuant to Clause 11.4 hereof.

(III)         “MAA” means a Marketing Authorization Application as prescribed under the applicable jurisdiction.

(JJJ)        “Main Countries” [**]

(KKK)    “Manufacturing Data” means all Know-How and Technical Information relating to the manufacture of the Licensed Molecules or Licensed Product.

(LLL)      “Mediation Notice” shall have the meaning given to it in Clause 39.4 hereof.

(MMM) “MHLW” means the [**] and any successor organisation.

(NNN)    “NDA” means any application or notification made to and accepted by a Regulatory Authority for approval for Finished Goods to be placed on the market or sold for public consumption as drugs or medicinal products, including without limitation a “shonin” granted by the MHLW.

(OOO)    “NDA Approval” hereunder means the date of the FDA’s approval of an NDA filed by or on behalf of Anesta for marketing Licensed Molecules or Licensed Product in the U.S.A.

(PPP)      “NDA Filing” hereunder means the earlier of (a) Anesta’s receipt of notice from the FDA of the acceptance for review of an NDA submitted by or on behalf of Anesta to market Licensed Molecules or Licensed Product in the U.S.A., or (b) the seventy-fifth (75th)  calendar day after submission to the FDA of an NDA by or on behalf of Anesta to market Licensed Molecules or Licensed Product in the U.S.A.

(QQQ)    “Net Sales” for any given period shall mean the gross aggregate amount invoiced on account of sales of Finished Goods by Anesta or any of its Affiliates, Anesta Sub-Licensees or their co-promoters (as defined in Clause 3.4) to an Independent Third Party in the Territory (but not including sales between Anesta, its Affiliates, Anesta Sub-Licensees or their co-promoters where the Licensed Molecules or Licensed Product is intended for resale) less the following reductions directly relating to such sales of Finished Goods:

(a) trade and quantity discounts or rebates given in the ordinary course of business which are not already reflected in the amount invoiced;

(b) any adjustments or allowances on account of price adjustments, billing errors, rejected goods, damaged goods and returns;

(c) credits, volume rebates, charge-back and prime vendor rebates, fees, reimbursements or similar payments granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations, which are not already reflected in the amount invoiced;

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(d) any tax associated with the sales of goods such as VAT, sales tax, tariff, customs duty, excise or other duty or other governmental charge (other than a Tax on income) levied on the sale, transportation or delivery of the Licensed Molecules or Licensed Product and borne by the seller thereof, itemized on the applicable invoice and remitted to the applicable taxing authority;

(e) payments or rebates paid in connection with sales of the Licensed Molecules or Licensed Product to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs, which are not already reflected in the amount invoiced;

(f) any invoiced charge for freight, insurance or other transportation costs charged to the customer, in each case only when separately shown on the invoice; and

(g) amounts allocated to bad debts.

PROVIDED THAT in any event deductions may only be made under (a) to (g) to the extent they are truly, fairly and equitably allocated to the Net Sales of Finished Goods of Licensed Molecules or Licensed Product so that such do not bear a disproportionate portion of such deductions. For purposes of this definition, the Licensed Molecules or Licensed Product shall be considered “sold” and “reductions” allowed when recorded as invoiced in Anesta’s, its Affiliates, Anesta Sub-Licensees or co-promoters financial statements prepared in accordance with US GAAP.

(RRR)     “Non-Exclusive” or “Non-Exclusivity” means that ImmuPharma and its Affiliates shall have the right pursuant to Clause 33.5 to evaluate, develop, keep, use, make, have made, market, sell, have sold, import, have imported, export, have exported or otherwise exploit or grant any licenses or sublicenses to any Third Parties to the Licensed Patents or the Licensed Technical Information for the Licensed Product or Licensed Molecules in one or more specific countries of the Territory to the extent such right of ImmuPharma is required as a result of any applicable antitrust act or competition law regulation.

(SSS)      “Option” means the option granted by ImmuPharma to Cephalon and Anesta under a certain option agreement, dated November 21, 2008.

(TTT)     “Ordinary Termination” means as set forth in Clause 32.1 hereof.

(UUU)    “Oversight Committee” means the committee established in accordance with Clause 38.

(VVV)     “Parent Guarantee Agreement” [**]

(WWW) “Patents” means any and all of the following to the extent they relate to the Licensed Molecules or the Licensed Product:

(1)        patents and patent applications;

(2)        utility models and utility model applications;

(3)        substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, Patent Term Extensions and the like, and any provisional applications, of any such patents or patent applications, utility models and utility model applications;

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(4)        improvements of any of the foregoing;

(5)        foreign or international equivalents of any of the foregoing; and

(6)        any other patents which may issue from the foregoing.

(XXX)    “Patent Term Extension” means any patent term extension, supplementary protection certificate or like protection granted by any government, authority or agency.

(YYY)     “Positive Decision Notice” shall have the meaning set forth in Clause 2.1 hereof.

(ZZZ)     “Pre-Clinical Study” means any one of those studies, other than Clinical Studies and studies intended to generate Manufacturing Data, carried out on the Licensed Molecules or Licensed Product which are required to be carried out in order to obtain the grant of an IND or NDA, including without limiting the generality of the foregoing toxicology, pharmacokinetics, drug metabolism and pharmacology studies, in each case which do not involve administration of Licensed Molecules or Licensed Product to humans (and “Pre-Clinical Studies” shall be construed accordingly).

(AAAA) “Regulatory Authorities” means any and all governmental or supra-national agencies, ministries, authorities or other bodies having responsibility for the regulation or control of drugs or medicinal products.

(BBBB)   “Relevant Conditions” shall have the meaning set forth in Clause 24.2(C).

(CCCC)   “Running Royalties” mean as set forth in Clause 6 hereof.

(DDDD) “Significant Generic Competition” means a level of Generic Competition [**]

(EEEE)    “Specification”, in respect of a given compound, product or material, means:

(1)        in relation to the Licensed Products or Licensed Molecules and any other compounds, products or materials which are supplied by or on behalf of ImmuPharma under this Agreement, the specification agreed in writing between ImmuPharma and Anesta;

(2)        in relation to compounds, products and materials to be used in Pre-Clinical Studies and Clinical Studies that are not supplied by or on behalf of ImmuPharma under this Agreement, the final specification(s) developed for the relevant Clinical Trial in accordance with any applicable IND and otherwise in accordance with the applicable protocol for the Pre-Clinical Study or Clinical Trial; or

(3)        in relation to all Finished Goods, the specification(s) given in any applicable NDA.

(FFFF)    “Sub-Licensee” and “Sub-Licensees” means as the context requires either or both of an Anesta Sub-Licensee or an ImmuPharma Sub-Licensee or Anesta Sub-Licensees and ImmuPharma Sub-Licensees if referred to collectively.

(GGGG)   “Tax” or “Taxes” means all of the following: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, employment, payroll, production, withholding, value added, premium, property, environmental, or windfall profits tax or other tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever together with interest or penalty additional to tax that may be

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

imposed by any Governmental or Regulatory Authority and (ii) any liability for the payment of amounts described in (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period.

(HHHH) “Technical Information” means any and all proprietary information, methods, procedures, designs, data discoveries, techniques, formulae and intellectual property of any kind relating to the Licensed Molecules or Licensed Product hereunder and shall include, without limitation, Know-How, Manufacturing Data and the results of and documentation associated with Pre-Clinical Studies and Clinical Studies.

(IIII)        “Territory” means all the countries of the world, other than those countries which cease to be a part of the Territory or become Non-Exclusive as provided for in Clause 33.5.

(JJJJ)       “Third Party” or “Third Parties” means any party, person or Entity, other than a Party hereto or an Affiliate, Sub-Licensee, permitted sub-contractor or co-promoter of a Party hereto.

(KKKK) “Third Party Claim” shall have the meaning given to it in Clause 24.1 hereof.

(LLLL)    “Third Party License Agreements” shall have the meaning set forth in Section 9.1(M) of the Development and Commercialization Option Agreement.

(MMMM)   “Third Party Patents” means (i) the CNRS Lupuzor Patents and any and all other Patents Controlled by ImmuPharma on or after the Effective Date that relate to the Licensed Molecules or the Licensed Product and only to the extent that they relate to the Licensed Molecules and the Licensed Product, including any and all Patents added to the Licensed Patents pursuant to Clause 20.6 of the Development and Commercialization Agreement, but not including the ImmuPharma Patents, (ii) any patents Controlled by ImmuPharma which claim priority to such patents and (iii) any patents which would be infringed by the manufacture, use or sale of the Licensed Molecules or the Licensed Product which are Controlled by ImmuPharma.

(NNNN) “Third Party Technical Information” means the CNRS Technical Information and any and all other Technical Information Controlled by ImmuPharma on or after the Effective Date, but not including the ImmuPharma Technical Information.

(OOOO) “Trademark License Agreement” means the certain trademark license agreement between ImmuPharma AG and Anesta set forth in Schedule 1-B to the Option Agreement.

(PPPP)    “Valid Claim” shall mean any claim of an issued Licensed Patent that has not been revoked or held invalid or unenforceable by a decision of a patent office, court or other government agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal which covers the Licensed Product or the Licensed Molecule.

1.2           Sections and Clauses. The “Clauses” of this Agreement are the numbered provisions of this Agreement.

1.3           Singular and Plural. The singular includes the plural and vice versa, words denoting any gender include all genders.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

1.4           Parties’ References. Where the context so admits or requires references to ImmuPharma or Anesta and their Affiliates, Sub-Licensees, sub-contractors or co-promoters, such terms shall include their respective employees, officers, directors and agents.

1.5           Manufacture and Manufacture Activities. For the avoidance of doubt, the terms “manufacture” and “manufacturing activities” shall, in respect of Lupuzor, materials produced for use in Pre-Clinical Studies and Clinical Studies and Finished Goods, include purchase of starting and packaging materials, storage, production and packaging operations, release of products, stability studies, and all related testing and quality control procedures.

2.             Payment of the Decision Payment and Effective Date of Agreement

2.1           Conditions Precedent. This Development and Commercialization Agreement shall only become effective upon the occurrence of all of the following: (i) Cephalon acting also on behalf and for the account of Anesta has sent a written notice to ImmuPharma, indicating a final decision to exercise the Option (“Positive Decision Notice”), and (ii) payment by Cephalon, and receipt by ImmuPharma, of the Decision Payment.  For the avoidance of doubt, this Development and Commercialization Agreement shall be executed by all Parties required to execute this Agreement at the time of execution of the Option Agreement, in advance of the satisfaction of each of the foregoing subsections (i) and (ii) but this Agreement shall only be in full force and effect after the occurrence of any and all of (i) and (ii) above. All signed copies hereof shall be deposited with the Escrow Agent who shall hold all the Signed Agreements in escrow for the Parties hereto. Upon the occurrence of all of (i) and (ii) above, the Escrow Agent shall release one fully executed copy of this Agreement, signed by ImmuPharma, Cephalon and the Escrow Agent, to each of the signatories hereof. Should either (i) or (ii) not occur within the Option Period, the Escrow Agent shall destroy all Signed Agreements.

2.2           Decision Payment. Once both of Clause 2.1 (i) and (ii) above have occured, the Decision Payment shall be irrevocable and non-refundable.

3.             Grant

3.1           License. ImmuPharma hereby grants on the terms and conditions hereof to Anesta and its Affiliates an exclusive (as set forth hereinafter and even as to ImmuPharma and its Affiliates) license to the:

(A)          ImmuPharma Patents to evaluate, develop, keep, use, make, have made, market, sell, have sold, import, have imported, export, have exported and otherwise exploit the Licensed Products or Licensed Molecules within the Territory; and

(B)           ImmuPharma Technical Information to evaluate, develop, keep, use, make, have made, market, sell, have sold, import, have imported, export, have exported and otherwise exploit the Licensed Products or Licensed Molecules in the Territory.

Anesta and its Affiliates shall be the sole and exclusive licensee of ImmuPharma in respect of the ImmuPharma Patents and the ImmuPharma Technical Information for the Licensed Product or Licensed Molecules in the Territory.  “Exclusive” shall mean that for as long as this Agreement is in full force and effect neither ImmuPharma nor its Affiliates shall evaluate, develop, keep, use, make, have made, market, sell, have sold, import, have imported, export, have exported or otherwise exploit or grant any licenses or sublicenses to any Third Parties to the ImmuPharma Patents or the ImmuPharma Technical Information for the Licensed Product or Licensed Molecules within the Territory other than for the manufacturing of Licensed Products or Licensed Molecules within the Territory by a manufacturer of its choice exclusively and solely for the delivery of

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Licensed Products or Licensed Molecules to such country outside the Territory in which a partial termination hereof under Clause 33.5 has taken place or the license granted hereunder has become Non-Exclusive under Clause 33.5 on the terms and conditions thereof.

3.2           Sub-License. ImmuPharma hereby grants on the terms and conditions hereof to Anesta and its Affiliates an exclusive (as set forth hereinafter and even as to ImmuPharma and its Affiliates) sub-license to the:

(A)                           Third Party Patents to evaluate, develop, keep, use, make, have made, market, sell, have sold, import, have imported, export, have exported and otherwise exploit the Licensed Products or Licensed Molecules within the Territory; and

(B)                                Third Party Technical Information to evaluate, develop, keep, use, make, have made, market, sell, have sold, import, have imported, export, have exported and otherwise exploit the Licensed Products or Licensed Molecules in the Territory.

Anesta and its Affiliates shall be the sole and exclusive sub-licensee of ImmuPharma in respect of the Third Party Patents and the Third Party Technical Information for the Licensed Product or Licensed Molecules in the Territory.  “Exclusive” shall mean that for as long as this Agreement is in full force and effect neither ImmuPharma nor its Affiliates shall evaluate, develop, keep, use, make, have made, market, sell, have sold, import, have imported, export, have exported or otherwise exploit or grant any licenses or sublicenses to any Third Parties to the Third Party Patents or the Third Party Technical Information for the Licensed Molecules or Licensed Product within the Territory other than for the manufacturing of Licensed Products or Licensed Molecules by a manufacturer of its choice exclusively and solely for the delivery of Licensed Products or Licensed Molecules to such country outside the Territory in which the license or sublicense granted in this Agreement has been terminated or becomes Non-Exclusive pursuant to Clause 33.5.

3.3           Anesta’s Right to Sub-License. Anesta may (i) sub-license any and all rights granted to it hereunder to its Affiliates and Cephalon’s Affiliates and (ii) sub-license any and all rights granted hereunder to Third Parties to produce or use the Licensed Molecules or Licensed Product in the Territory. [**] In addition, each sublicense to a Third Party shall be subject to the due fulfilment of all the following prerequisites:

(A)                              [**];

(B)                                [**];

(C)                                [**]; and

(D)                               [**].

ImmuPharma shall use Commercially Reasonable Efforts to facilitate the grants of sublicenses by Anesta on the terms and conditions hereof.

3.4           Co-Promoting. Clause 3.3 shall not prevent Anesta, its Affiliates or Sub-Licensees from selling Finished Goods in the Territory in conjunction with a co-promoter. For these purposes, a “co-promoter” shall mean an Independent Third Party which sells Finished Goods.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

4.             Development Milestone Payments

4.1           Events. Anesta shall make the following irrevocable and non-conditional payments to ImmuPharma upon the occurrence of the following development milestone events (each a “Development Milestone” and all the “Development Milestones”):

(A)                              [**] first acceptance of an NDA Filing for the Lupus indication for the Licensed Product in the USA; and

(B)                                [**] first NDA Approval (as defined) for the Lupus indication for the Licensed Product in the USA; and

(C)                                [**] first acceptance of an EMEA Filing (as defined) for the Lupus indication for the Licensed Product in Europe; and

(D)                               [**] first EMEA Approval (as defined) for the Lupus indication for the Licensed Product in Europe; and

(E)                                 [**].

4.2           Payment Terms. For the avoidance of doubt:

(A)          The individual Development Milestones shall be cumulative, but each Development Milestone payment shall be due and payable only once in respect of the first time that the relevant development milestone event occurs in relation to the Licensed Product.

(B)           The payment of each Development Milestone payment is not conditional or dependent in any way upon whether or not any approvals for price or reimbursement are obtained for the Territory.

5.             Commercial Milestone Payments

5.1           Events. Anesta shall make the following irrevocable and non-conditional payments to ImmuPharma upon the occurrence of the following commercial milestone events (each a “Commercial Milestone” and collectively, the “Commercial Milestones”):

(A)                              [**] the end of any Commercial Year in which Net Sales for such Commercial Year exceed [**]; and

(B)                                [**] the end of any Commercial Year in which Net Sales for such Commercial Year exceed [**]; and

(C)                                [**] the end of any Commercial Year in which Net Sales for such Commercial Year exceed [**].

5.2           Payment Terms. For the avoidance of doubt:

(A)          the Commercial Milestone payments under Clause 5.1(A), (B) and (C) shall be cumulative, but each Commercial Milestone payment shall be due and payable only once in respect of the first time that the relevant Commercial Milestone event occurs in relation to the Licensed Product; and

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(B)           If more than one Commercial Milestone is achieved for the first time in any given calendar year following the end of any Commercial Year therein, then the Commercial Milestone payments in respect of each such Commercial Milestone shall become due and payable.

6.             Running Royalties

6.1           Rates. As further consideration for the licenses and rights hereby granted, Anesta shall pay to ImmuPharma running royalties based on the Net Sales for each Commercial Year as set out below (the “Running Royalties”):

(A)                              in respect of all Net Sales of less than [**]in any given Commercial Year, the Running Royalties shall be [**]; and

(B)                                in respect of the portion, if any, of all Net Sales between [**] in any given Commercial Year, the Running Royalties shall be [**]; and

(C)                                in respect of the portion, if any, of all Net Sales between[**] in any given Commercial Year, the Running Royalties shall be [**]; and

(D)                               in respect of the portion, if any, of all Net Sales between [**] and in any given Commercial Year, the Running Royalties shall be [**]; and

(E)                                 in respect of the portion, if any, of all Net Sales over [**] in any given Commercial Year, the Running Royalties shall be [**].

6.2           Significant Generic Competition.  [**]

6.3           Combination Products. In the event a Combination Product is sold by Anesta, the Net Sales from the Combination Product, for the purposes of determining Running Royalties and the Commercial Milestone payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition), during the applicable reporting period, by the fraction, A/A+B, where A is the weighted (by sales volume) average sale price of the Licensed Molecules or Licensed Product when sold separately in finished form and B is the weighted (by sales volume) average sale price of the other product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable reporting period or, if sales of both the Licensed Molecules or Licensed Product and the other product(s) did not occur in such period, then in the most recent reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Licensed Molecules or Licensed Product and all other products(s) included in the Combination Product, Net Sales for the purposes of determining Commercial Milestone payments and Running Royalties shall be mutually agreed by the Parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld.

7.             Timing and Statement of Royalty and Milestone Payments

7.1           Timing. Payment of Running Royalties shall be made by Anesta to ImmuPharma on a quarterly basis within sixty (60) calendar days after the end of each Accounting Period in respect of all Net Sales occurring in such Accounting Period.

7.2           Statement. However, within thirty (30) calendar days after the end of each such Accounting Period, Anesta shall provide ImmuPharma with the written statement referred to in Clause 8.3.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

8.             Accounting and Other Financial Provisions Relating to Royalties and Other Payments

8.1           Milestone Notification. Anesta undertakes to notify ImmuPharma in writing of each Development Milestone event referred to in Clause 4 within fourteen (14) calendar days of its occurrence and of each Commercial Milestone event referred to in Clause 5 within thirty (30) calendar days after the end of the Commercial Year in respect of which it occurs.

8.2           Accounting. Anesta shall, and shall procure that each Affiliate and each Anesta Sub-Licensee shall, keep at its usual place of business complete proper records and books of account showing the quantity, description and Net Sales (including gross invoiced prices and any deductions made therefrom) of Finished Goods sold and/or used hereunder on a product presentation-by-product presentation basis.

8.3           Running Royalties Reporting. Within thirty (30) calendar days after each Accounting Period, Anesta shall deliver to ImmuPharma a detailed written statement of all Net Sales of Licensed Product in the Territory by Anesta, its co-promoters under Clause 3.4, Affiliates and Anesta Sub-Licensees, if any, as well as all Running Royalties due and payable to ImmuPharma for the relevant Accounting Period showing separately the transactions for which Running Royalties are payable and (where relevant), the rate of exchange used or, if it be the case, a statement that no Running Royalties are due, whereby Clause 10 remains reserved.

8.4           Late Payment Interest. Where any Milestones, Running Royalties, charges or other sums payable by Anesta to ImmuPharma hereunder remain unpaid after the date on which they became due and payable, Anesta shall pay to ImmuPharma interest calculated from the date upon which the sums became due until payment thereof at the ninety-day London Interbank Offered Rate prevailing on the due date [**], hereafter the “Late Payment Interest”.

9.             Remittance, Currency and Taxes

9.1           Payments. The Decision Payment, all Milestone payments under Clauses 4 and 5 and all Running Royalties payments under Clause 6 shall be made electronically in US Dollars and to such place and account as may be designated from time to time for that purpose by ImmuPharma to Anesta in writing. Any necessary currency conversions in connection with Running Royalties payments shall be made by Anesta in accordance with the financial reports prepared, and financial reporting procedures operated, in accordance with the United States GAAP. All payments shall be made by Anesta in accordance with Clause 9.2.

9.2           Withholding Taxes. All sums payable by either Party under this Development and Commercialization Agreement (including without limitation the Decision Payment and all Milestones and Running Royalties payments) shall be paid in full and without any Taxes, duties, levies, fees, charges, deduction or withholding, except as may be required by law.  If it shall appear that any such sum is or is likely to be or become subject to any such Taxes, duties, levies, fees, charges, deduction or withholding as aforesaid the Parties shall consider together to what extent, if at all, it may lawfully be possible to mitigate the amount of such deduction or withholding or of the amount required to be paid as aforesaid, including making Commercially Reasonable Efforts to make timely and procedurally correct application for relief from withholding Tax in respect of any such payment.  For any Taxes withheld or to be withheld, each party agrees to timely deliver all certificates and forms as may be necessary and appropriate to establish an exemption from Tax or file Tax returns as would be necessary with respect to such Taxes.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

10.           Audit of Financial Milestones, Royalties, Cost of Goods etc.

10.1         Audits.  Once each calendar year, Anesta shall permit any professionally qualified representatives from an independent firm of accountants appointed by ImmuPharma or CNRS (as to which Anesta has no reasonable objection) (“Contract Auditor”), upon [**] days advance written notice and subject to such representatives undertaking not to disclose or use any of Anesta’s confidential information (save for the purposes set out in this Clause 10.1), access during normal business hours to the premises, accounts, records and relevant documentation for [**] of Anesta, its Affiliates, Anesta Sub-Licensees and co-promoters under Clause 3.4, and all thereof shall provide such information and explanations as the Contract Auditor shall reasonably require for the purposes of verifying the statements and reporting to ImmuPharma and CNRS whether the provisions of this Agreement or the Trademark License Agreement are being complied with and the extent to which Anesta has paid any sums due and payable on the terms and conditions of this Agreement or the Trademark License Agreement. ImmuPharma shall pay all costs of the Contract Auditor. For the avoidance of doubt, ImmuPharma shall only be permitted to conduct one audit in each calendar year, regardless of whether it is conducted pursuant to this Agreement or the Trademark License Agreement. The report by the Contract Auditor to ImmuPharma and CNRS (with a copy to Anesta) shall not include any confidential information of Anesta except to the extent reasonably necessary to report whether or not Anesta, its Affiliates, Anesta Sub-Licensees and co-promoters under Clause 3.4, have correctly paid all sums due and payable under this Agreement or the Trademark License Agreement and, if not, the specific details of any discrepancies. Anesta shall keep and retain, and shall ensure that its Affiliates and Anesta Sub-Licensees and co-promoters under Clause 3.4 shall keep and retain, such accounts, records and documentation for at least three (3) calendar years from the date of their origin, or such longer period as may be required by applicable law. The Contract Auditor shall also be permitted to take copies and extracts solely for the purpose of performing the verification exercise contemplated under this Clause 10.1. Such copies and extracts shall be returned to Anesta on completion of the verification exercise and resolution of any issues which have arisen. If the Contract Auditor shall determine that there is an underpayment to ImmuPharma of [**] of the particular amount due under either this Agreement or the Trademark License Agreement for any relevant Accounting Period, ImmuPharma shall provide written notice to Anesta and Anesta shall, within thirty (30) calendar days of the written demand by ImmuPharma, pay to ImmuPharma the deficient amount (the underpayment) plus Late Payment Interest calculated pursuant to Clause 8.4. If the Contract Auditor shall determine that there is an overpayment by Anesta of [**] of the particular amount due under either this Agreement or the Trademark License Agreement for any relevant Accounting Period, Anesta shall provide written notice to ImmuPharma with reasonable detail. ImmuPharma shall, within thirty (30) calendar days of the written demand by Anesta, pay to Anesta the excess amount (the overpayment) plus Late Payment Interest described in Clause 8.4.  For the avoidance of doubt, the calculation of any underpayment or overpayment shall not be an aggregate of any underpayment or overpayment in this Agreement and any underpayment or overpayment in the Trademark License Agreement.

10.2         Amicable Settlement. Where the Parties disagree over whether or not any amounts are payable following any verification by the Contract Auditor under Clause 10.1 their chief financial officers (or appropriately qualified senior management who are designated by such chief financial officers) shall discuss the disagreement in good faith with the Contract Auditor who performed the verification exercise. If the matter is not resolved within one (1) calendar month of the date any written demand is made under the last sentence of Clause 10.1, the matter shall be referred to the Oversight Committee. If not agreed within the Oversight Committee within fifteen (15) Business Days of such referral, either Party may elect to have the matter determined by a senior professionally qualified representative of the firm of an independent firm of accountants to be reasonably agreed by the Parties, which may or may not be the Contract Auditor who performed the

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

verification exercise, acting as an expert.  Such expert determination shall be final and binding upon the Parties. Notwithstanding anything to the contrary herein, the resolution of any Dispute under this Clause 10.2 shall be made under this Clause 10.2 instead and in lieu of Clause 39.

10.3         CNRS Rights. It is understood and acknowledged by the Parties that CNRS pursuant to the CNRS Agreements has the right to inspect and review the Net Sales figures for the purpose of calculating their Running Royalties due by ImmuPharma and that as a consequence all rights of ImmuPharma under this Clause 10 may also be exercised by CNRS in addition to ImmuPharma.  To the extent ImmuPharma desires to conduct an audit in any calendar year, ImmuPharma shall use Commercially Reasonable Efforts to agree with CNRS that in any such calendar year only one audit shall be conducted. ImmuPharma shall not be permitted to conduct an audit in any calendar year in which CNRS has already conducted or plans to conduct an audit.

11.           Development of Licensed Product

11.1         Commercially Reasonable Efforts. [**]

11.2         Costs and Expenses. Subject to any express provisions of this Agreement to the contrary, Anesta shall be exclusively responsible for developing Licensed Product for the Territory and shall bear all costs and expenses associated with such development for the Territory.

11.3         Approval and Commercialization Strategy. Besides the regulatory strategy, filing and approval planning and implementation in the Development Program, Anesta shall also develop a commercialization strategy and program for the Territory.

11.4         Lupuzor Committee. The Development Program shall be under the exclusive responsibility of Anesta and Anesta shall be responsible for all costs and expenses related to the development and commercialization of Licensed Product(s) for the Territory. ImmuPharma shall be kept informed on the progress of development and commercialization through a Lupuzor Committee (the “Lupuzor Committee”) which shall be established promptly following the Effective Date.  The Lupuzor Committee shall have five members including the Chairman.  Three members including the Chairman shall be appointed in writing by Anesta and two members shall be appointed in writing by ImmuPharma.  Each Party shall appoint a representative to be responsible, in case of Anesta, for the overall day-to-day implementation and supervision of the Development Program. The representative of Anesta shall keep the representative of ImmuPharma and the Lupuzor Committee regularly and fully informed of the progress of the Development Program and shall provide the members of the Lupuzor Committee at annual intervals (or such other shorter intervals as may be agreed within the Lupuzor Committee) with a written summary of the results of the work in the development and commercialization of Licensed Product. Anesta shall ensure that all Pre-Clinical Studies and Clinical Studies which are conducted by or on behalf of Anesta its Affiliates or Anesta Sub-Licensees are conducted with Commercially Reasonable Efforts and in a timely and diligent manner in accordance with applicable current Good Laboratory Practice, Good Clinical Practice and Good Manufacturing Practice (where appropriate) and Anesta shall use all Commercially Reasonable Efforts to ensure that each phase and category of the work in the Pre-Clinical Studies and Clinical Studies involving Licensed Product for which Anesta, its Affiliates, Anesta Sub-Licensees and permitted sub-contractors on the terms and conditions of Clause 37, are responsible is completed in a timely manner.

11.5         IND’s. Unless otherwise agreed in writing, Anesta shall have sole responsibility, by itself or through its Affiliates or Anesta Sub-Licensees, for applying for, updating and maintaining all INDs within the Territory and for ensuring that all requirements and conditions imposed upon the holder of such INDs are fully complied with at all times. However, upon the reasonable request of Anesta,

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ImmuPharma shall provide reasonable assistance and cooperation in connection with such activities in relation to providing Technical Information requested by Anesta which is in ImmuPharma’s possession and Controlled by ImmuPharma and procuring that its staff, where necessary, attend regulatory hearings and are reasonably available to discuss matters specific to the Licensed Product. Anesta shall reimburse to ImmuPharma all reasonable costs and expenses, including without limitation all costs of materials, active ingredients and excipients, package, delivery and transport and the fair and proportional allocation of overhead costs of ImmuPharma’s personnel consistent with applicable IFRS.

11.6         Development Program.  [**]

11.7         Publications. ImmuPharma shall not publish anything related to the Licensed Product, Licensed Molecules or the subject matter of the Licensed Patents without the prior written consent of Anesta or its Affiliates, provided that nothing in this Clause 11.7 shall prevent ImmuPharma from making disclosures where permitted to do so under Clause 26.3, provided that ImmuPharma shall use all reasonable efforts to strictly adhere to the provisions in this Clause 11.7. For the avoidance of doubt, Anesta shall have the right to publish information related to the Licensed Product, Licensed Molecules and the subject matter of the Licensed Patents as necessary to make regulatory filings, for publication of results of Clinical Studies or otherwise related to the development or commercialization of the Licensed Products.

12.           Production and Supply of Materials for the Development Program

12.1         Applicable Rules. Anesta shall be responsible for producing all materials necessary or advisable for a successful Development Program. It will ensure that such activities are performed in accordance with all applicable laws, regulations, guidelines and standards, including applicable current Good Manufacturing Practice and that, to the extent applicable, such materials are manufactured to the applicable Specification.

12.2         Quality Control. It shall be Anesta’s sole responsibility at Anesta’s sole cost and expense to ensure that the appropriate approvals shall be obtained for the import into the Territory of any materials necessary or advisable to properly perform the Development Program and to ensure that all necessary or advisable quality control procedures and other pharmaceutical activities are performed to prove that the materials comply with Good Manufacturing Practice and follow the Specifications before such imported materials are released for use in any country of the Territory. Furthermore, Anesta, at its own cost and expense, shall be responsible for supplying its Affiliates and Sub-Licensees and their investigators and trial sites with suited materials to perform properly the Development Program.

12.3         Existing Materials. ImmuPharma agrees to sell to Anesta and Cephalon agrees to purchase from ImmuPharma the API Controlled by ImmuPharma which were designated to be used in the Development Program and are still existing at the Effective Date hereof. ImmuPharma agrees to sell such materials including technical and quality control documentation according to Good Manufacturing Practices, provided the API meets the Specifications and all other reasonable quality control standards.  [**]

13.           Manufacturing Development

13.1         Responsibility. [**]

13.2         Sub-Contracting. For the avoidance of doubt, Anesta shall not use any sub-contractors to perform such activities except in accordance with Clause 37.3.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

14.           Manufacture of Licensed Products by Anesta; Manufacture by ImmuPharma

14.1         Manufacturing Supply. Subject to Clause 16, Anesta shall by itself or through its Affiliates, Anesta Sub-Licensees or permitted sub-contractors under Clause 14.3 manufacture Finished Goods for sale by Anesta, its Affiliates, Anesta Sub-Licensees and co-promoters (as defined in Clause 3.4) in all countries of the Territory.  To the extent requested by Anesta, ImmuPharma shall use Commercially Reasonable Efforts to facilitate Anesta’s efforts to obtain supply of the Licensed Molecules or Licensed Product from ImmuPharma’s current supplier.

14.2         Manufacturing Data. In order to enable Anesta to make Finished Goods for use as permitted under Clause 3, ImmuPharma shall itself, and shall use all Commercially Reasonable Efforts to cause its relevant suppliers and contract manufacturer(s) to, cooperate and assist in the transfer to Anesta of the relevant Manufacturing Data and techniques generated by ImmuPharma, such suppliers and contractors, to the extent that ImmuPharma has in its possession and/or has the right to cause its relevant suppliers and contract manufacturer(s) to transfer such Manufacturing Data and techniques at ImmuPharma’s cost and expense.

14.3         Manufacturing Undertakings. Anesta shall be responsible to ensure that for the Finished Goods: (i) all manufacturing activities are performed in accordance with all applicable laws, regulations, guidelines and standards, including applicable current Good Manufacturing Practice; (ii) all manufacturing activities are performed in facilities approved by the applicable Regulatory Authorities; (iii) all Finished Goods conform to the applicable Specifications; (iv) it informs ImmuPharma of any inspection, the making of observations or other action by any Regulatory Authority that concerns such manufacturing activities, provide copies of any relevant documentation and correspondence and use all Commercially Reasonable Efforts to enable ImmuPharma to comment on any response.  In the event that (a) a material lawsuit or legal proceeding is instituted against Anesta or ImmuPharma that alleges a significant manufacturing defect and (b) ImmuPharma provides thirty (30) days prior written notice to Anesta of its desire to perform an inspection and the grounds for such inspection, ImmuPharma may, at a mutually agreeable time, inspect such manufacturing activities during normal business hours for a reasonable amount of time.  Unless required by law, ImmuPharma shall not disclose in any manner its observations or any documentation resulting from its inspection, without the prior written consent of Anesta.

14.4         Manufacture by ImmuPharma.  [**]

15.           Obtaining and Maintaining NDAs for Licensed Product

15.1         Responsibility. Anesta shall only be required to apply for NDAs in the Main Countries and in those countries where it determines in its reasonable discretion to develop and commercialize the Licensed Products.  For the avoidance of doubt, Anesta shall be entitled to determine not to apply for NDAs in any Main Country and such determination shall not be a breach of this Agreement by Anesta.  To the extent an exclusive license in a country where Anesta is not developing or commercializing the Licensed Product is a violation of a limitation of the applicable antitrust act or competition law or regulation for such country, Clause 33.5 shall apply. Anesta, by itself or through its Affiliates or Anesta Sub-Licensees, shall have sole responsibility for applying for, updating and maintaining all NDAs within any countries of the Territory, in particular in all Main Countries, and for ensuring that all requirements and conditions imposed upon it as holder of such NDAs are complied with therein. However, at the reasonable request and cost of Anesta, ImmuPharma shall provide reasonable assistance and cooperation in connection with such activities in relation to providing Technical Information requested by Anesta which is in ImmuPharma’s possession and at its free disposal and procuring that its staff, where necessary, attend regulatory hearings and are

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

reasonably available to discuss matters specific to the Licensed Molecules or Licensed Product. It is understood, however, that ImmuPharma shall not be obliged to provide general advice on regulatory matters. Anesta agrees to reimburse ImmuPharma and/or its Affiliates, and sub-contractors for all their costs and expenses, including, without limitation, all costs of materials, active ingredients and excipients, package, delivery and transport, including the fair and proportional allocation of overhead costs of its own personnel, in respect of such assistance consistent with applicable IFRS.

15.2         Regulatory Action. In the event that any Regulatory Authority suspends or withdraws an NDA or orders withdrawal or recall of any Finished Goods, or threatens such suspension, withdrawal or recall, Anesta shall immediately inform ImmuPharma by telephone and in writing. The respective senior management of the Parties shall thereafter discuss with each other in good faith with appropriate urgency what further actions should be taken.

16.           Cooperation in Marketing

ImmuPharma shall be informed through the Lupuzor Committee of Anesta’s, its Affiliates’, Anesta Sub-Licensees’ and Co-promoters’ activities and plans intended to support and exploit the commercial potential and medical acceptability of the Licensed Molecules or Licensed Product on matters such as:

16.1         Commercialization. The exchange of information concerning progress in commercialization of Licensed Products by the Parties, including the progress and status of NDAs and launching on and progress in the market;

16.2         Business Strategy. The exchange of information concerning promotional strategy and product and advertising literature for Licensed Products or Licensed Molecules;

16.3         Overall Strategy. The exchange of information regarding non-promotional strategies and initiatives concerning Licensed Products or Licensed Molecules (e.g. provision of scientific information; provision of educational grants); and

16.4         Development. (Without prejudice to Clauses 11 or 12) plans for Pre-Clinical Studies and Clinical Studies and other aspects of the Development Program which are intended to support and maximise the commercial potential and medical acceptability of Licensed Products or Licensed Molecules.

17.           Marketing of Finished Goods

17.1         Branding. Anesta shall market Finished Goods pursuant to the terms and conditions of the Trademark License Agreement.

17.2         [**]

17.3         Marking. Anesta shall, if practicable, legibly mark or have marked the Finished Goods any associated packaging with the relevant patent or application numbers, in each case to the extent permitted by applicable law or the applicable Regulatory Authorities.

17.4         License Disclosure. Anesta agrees and undertakes to print or have printed on the Finished Goods package insert the following wording: “Product under license from ImmuPharma (France) S.A. and ImmuPharma AG, Switzerland” or any other legally accepted similar wording having the same basic meaning.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

18.           General Diligence of Anesta

18.1         Commercialization. During the term of this Agreement, Anesta or its Affiliates shall use Commercially Reasonable Efforts to (i) develop and promote the distribution and sale of Licensed Products or Licensed Molecules in the Main Countries and (ii) seek to maximise the commercial return from Licensed Products or Licensed Molecules for the treatment of Lupus within the Territory as a whole whereby Clauses 15.1 and 33.5 remain reserved.  For the avoidance of doubt, [**]

18.2         [**]

18.3         [**]

19.           Adverse Event Reporting; Suspension and Withdrawal of Products

19.1         The Parties shall meet within thirty (30) days from the date of this Agreement to negotiate in good faith and agree on a process and procedure for sharing adverse event information which shall be documented in a pharmacovigilance agreement. Also, upon execution of this Agreement, each Party shall assign a representative to ensure such a pharmacovigilance agreement is adopted within one hundred and eighty (180) days from the date of this Agreement.  Pending adoption of such agreement, the parties shall, as soon as practicable, and in any event within thirty (30) days implement a transition plan for exchange of any and all information concerning adverse events related to use of the Licensed Molecules or Licensed Product regardless of source, and the Parties shall ensure compliance with legal requirements in their respective territories.

20.           New Technical Information and Inventions

20.1         ImmuPharma Right, Title and Interest and License. Subject to the rights expressly granted herein, as between the Parties, ImmuPharma shall own and retain all right, title and interest in and to the Licensed Patents, the Licensed Technical Information and the Licensed Trademarks.

20.2         Anesta Right, Title and Interest. Subject to the rights expressly granted herein, as between the Parties as well as all other terms and conditions hereof, Anesta shall own and retain all right, title and interest in and to any and all new Technical Information and Manufacturing Data arising from activities undertaken or funded by Anesta, its Affiliates, Sub-Licensees or sub-contractors related to the Development Program, Pre-Clinical Studies and Clinical Studies (the “Anesta Technical Information”).

20.3         ImmuPharma Inventions. Subject to Clause 20.6 and subject to the rights expressly granted herein, as between the Parties, all right, title and interest in and to any Inventions, and any Patents arising therefrom, shall be owned and retained by ImmuPharma if such Invention was made by ImmuPharma, its Affiliates, Sub-Licensees or their contractors.

20.4         Anesta Inventions. Subject to the rights expressly granted herein, as between the Parties, all right, title and interest in and to any Inventions, and any Patents arising therefrom, shall be owned and retained by Anesta if such Invention was made by or on behalf of Anesta, its Affiliates, Anesta Sub-Licensees or their contractors (the “Anesta Patents”).

20.5         Mutual Information. To the extent that either ImmuPharma or Anesta acquires any significant new Technical Information or makes any Invention, including without limitation regarding the quality, efficacy or safety of Licensed Products or Licensed Molecules, which is useful or necessary to the

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

development, manufacture, importation, use or sale of the Licensed Molecules or Licensed Product, the respective Party shall use all Commercially Reasonable Efforts to provide the respective other Party with a single paper copy and, if available, a single electronic copy of such Technical Information or Invention.

20.6         Licensed Technical Information and Licensed Patents. Any new Patents owned, co-owned or Controlled by ImmuPharma shall be added to the term Licensed Patents and any new Technical Information owned, co-owned or Controlled by ImmuPharma shall be added to the term Licensed Technical Information. The use by Anesta, its Affiliates, Anesta Sub-Licensees or permitted sub-contractors of such new Technical Information and new Licensed Patents shall be subject to the same terms and conditions as the use of Licensed Patents under this Agreement, including but not limited to the confidentiality obligations contained herein.

20.7         Assignment of Third Party Rights. Each Party shall ensure that it, its Affiliates and its Sub-Licensees, to the fullest extent permitted by any applicable law, own and retain or otherwise have access to all right, title and interest in and to any and all Technical Information and Inventions generated by their employees, agents, directors and contractors and any and all Inventions made by their employees, agents, directors and contractors and that such Technical Information and Inventions are available to the respective other Party for use, to the extent provided for, and  in accordance with the terms and conditions of this Agreement at no extra cost or expense for the receiving Party other than that provided for by the terms and conditions of this Agreement.

20.8         License to Use. Subject to Clauses 20.2 and 20.4, each Party shall ensure that it has sufficient right, title and interest in and to all Patents, Inventions and Technical Information newly acquired by it or its Affiliates to enable such Party to make such Patents, Inventions and Technical Information available for use by the respective other Party, its Affiliates and Sub-Licensees to the extent they relate to the Licensed Molecules or Licensed Product in accordance with the terms and conditions of this Agreement provided that each Party accepts that the use by such receiving Party, its Affiliates or Sub-Licensees of such Patents, Inventions and Technical Information relating to the Licensed Molecules or Licensed Product may be subject to the receiving Party’s giving of an undertaking, also on behalf of its Affiliates and Sub-Contractors to the other Party to maintain the confidentiality of such newly acquired Patents, Inventions and Technical Information.

20.9         Third Party Agreements. ImmuPharma and its Affiliates shall avoid entering into agreements with Independent Third Parties except CNRS for the generation or acquisition of new Technical Information or Inventions or Patents to the extent such new Technical Information, Inventions or Patents relate to the Licensed Molecules or Licensed Product without the prior written consent of Anesta, which consent shall not be unreasonably withheld and shall be deemed to be given for all agreements of ImmuPharma with CNRS..

20.10       Preservation of Rights.  ImmuPharma shall (i) preserve and not encumber or diminish its rights under the CNRS Agreements and any other agreements pursuant to which it has rights to the Licensed Patents, Licensed Technical Information or the Licensed Trademarks, (ii) provide prompt written notice of any alleged breach of any such agreement, (iii) not breach the CNRS Agreements, (iv) not amend the CNRS Agreements after the Effective Date, without the prior written consent of Anesta, other than the amendments set forth in Section 5 to the Option Agreement and (v) to the extent ImmuPharma does not obtain the amendment to the CNRS License Agreement prior to this Agreement becoming effective, use Commercially Reasonable Efforts to agree with CNRS materially on the amendments to the CNRS License Agreement set forth in Schedule 5 to the Option Agreement.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

21.           Patent Protection for Inventions

21.1         Registration by Anesta. Anesta and its Affiliates retain the right, but not the obligation, in their sole and absolute discretion, to prepare, file, prosecute, maintain and extend the Patents, arising from Inventions that belong to Anesta or its Affiliates under Clauses 20.2, 20.3 and 20.4 on the terms and conditions hereof.  ImmuPharma shall use all Commercially Reasonable Efforts to cooperate with Anesta in Anesta’s filing, prosecution, maintenance and extensions of such Patents.

22.           Prosecution of the Licensed Patents and Approval Information

22.1         Filing. Anesta shall, at its cost and expense and through patent attorneys or agents of its choice, be primarily responsible for preparing, filing, prosecuting, maintaining and extending, for their full term, the CNRS Lupuzor Patents in the Territory and ImmuPharma shall at its cost and expense and through patent attorneys or agents of its choice be primarily responsible for for preparing, filing, prosecuting, maintaining and extending, for their full term, the ImmuPharma Patents in the Territory.  The Parties shall agree on a common strategy with respect to the preparation, filing, prosecution, maintenence and extension of, for their full term, the Licensed Patents.  At Anesta’s request, ImmuPharma shall assist Anesta, cooperate and be joined and named in any action, at Anesta’s cost and expense, and at Anesta’s request, ImmuPharma shall use commercially reasonable efforts to cause CNRS to assist, cooperate and be joined and named in any such action, at Anesta’s cost and expense.

22.2         ImmuPharma Consultation and Information. Each Party shall keep the other Party informed of all significant steps taken in prosecution in the Territory of all the Licensed Patents. Each Party shall furnish the other Party with copies of applications for the Licensed Patents, amendments thereto and other related significant correspondence to and from patent offices within the Territory to allow for review by and consultation with the other Party reasonably in advance of any submission to a patent office which could materially affect the scope or extent or validity of the Licensed Patents within the Territory.  To the extent CNRS is the party controlling the prosecution or taking significant steps in the prosecution of the Licensed Patents in the Territory, ImmuPharma shall use Commercially Reasonable Efforts to facilitate direct communication between Cephalon and CNRS regarding the prosecution of the Licensed Patents.

22.3         Anesta Information. Anesta shall furnish ImmuPharma a copy of every NDA in the Territory in respect of all Licensed Products, a copy of the notice publishing the authorisation in the appropriate official publication in the relevant jurisdiction as well as a copy of any additional information and documents necessary to fulfil any additional requirements imposed by relevant national law in relation to Patent Term Extensions.

23.           Infringement of the Licensed Rights

23.1         Suing Rights. In the event that either ImmuPharma or Anesta become aware of actual or threatened infringement of a Licensed Patent anywhere in the Territory, that Party shall promptly notify the other Party in writing. In such an event, Anesta and ImmuPharma shall consult each other to develop a common strategy as to whether or not to bring an action regarding the infringement, and which Party shall bring such an action, taking into consideration the interest of Anesta in maximizing its commercial return from the Licensed Products and Licensed Molecules. In the event that Anesta and ImmuPharma agree to bring an action, Anesta shall have the first right but not the obligation to bring, at its own expense, such an infringement action against any Third Party and shall have the right to join ImmuPharma to such action and to name them as parties in such action. If, ImmuPharma, and Anesta agree that it is desirable that ImmuPharma bring an infringement action against any Third Party it shall have the right to join Anesta or its Affiliates as a party to

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

such action and to name them in such action. Anesta shall have full control over the conduct of such action brought by Anesta, even if ImmuPharma is joined with Anesta in such action, and ImmuPharma shall have full control over the conduct of any action brought by ImmuPharma.[**]  In the event that Anesta and ImmuPharma cannot agree as to whether or not to bring an combined action regarding the infringement, each Party shall have the right to decide whether or not to bring an infringement action and such action shall be brought at that Party’s sole cost and expense. In any event, (i) at Anesta’s request, ImmuPharma shall assist Anesta, cooperate and be joined and named in any such action at Anesta’s cost and expense, (ii) at Anesta’s request, ImmuPharma shall use commercially reasonable efforts to cause CNRS to assist, cooperate and be joined and named in any such action at Anesta’s cost and expense and (iii) at ImmuPharma’s request, Anesta shall assist ImmuPharma, cooperate and be joined and named in any such action at ImmuPharma’s cost and expense. To the extent CNRS is the party that brings the suit or action, ImmuPharma shall use Commercially Reasonable Efforts to provide Cephalon with access to CNRS, including the facilitation of direct communication with CNRS regarding such suit or action. All amounts recovered in such action shall be used first for payment of Anesta’s and ImmuPharma’s cost and expenses in conducting such action. All other amounts recovered in any such infringement action will be allocated exclusively to the suing Party or, if Anesta has been assisted by ImmuPharma, or if ImmuPharma has been assisted by Anesta, then [**]

23.2         Mutual Information. Anesta and ImmuPharma shall keep each other informed of material events of any litigation or settlement thereof concerning Licensed Products or Licensed Molecules. Each Party shall keep the other Party informed of any actual or threatened infringement of a Licensed Patent.

23.3         Applicability. All terms and conditions of this Clause 23 shall apply mutatis mutandis in relation to:

(A)          any infringements of the Licensed Trademarks; and

(B)           any non-authorised use of the Licensed Technical Information.

24.           Infringement of Independent Third Party Rights

24.1         Third Party Claims. In the event of the institution of any suit by an Independent Third Party against ImmuPharma, Anesta or any of their Affiliates for infringement of patent or other proprietary rights involving the manufacture, use, sale, distribution or marketing of Licensed Product or Licensed Molecules anywhere in the Territory (such suit to be termed, for the purposes of this Clause 24, a “Third Party Claim”), the Party sued shall promptly notify the other Party in writing. The Party shall also promply evaluate which, if any, technical alternative is possible to circumvent Third Party Rights. ImmuPharma and Anesta shall assist one another and cooperate in any such litigation at the other’s request without expense to the requesting Party.

24.2         Cost Sharing. If the Relevant Conditions (as specified in Clause 24.2(C)) are all satisfied, and if the Third Party Claim results in a settlement with the Independent Third Party who is bringing the Third Party Claim or in a final judgment with no realistic prospects for a successful appeal that the Licensed Molecules themselves or the method of manufacturing the Licensed Molecules infringes the relevant patent or other intellectual property rights of such Independent Third Party, then:

(A)          the Parties shall share equally in their combined reasonable legal costs and expenses incurred in the defence against such Independent Third Party Claim and in any damages or other amounts awarded against them or paid by way of settlement in respect of the past infringement of such patent or other intellectual property rights of the Independent Third Party.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(B)           in the event that such settlement or final judgment allows Anesta to continue to sell the relevant Licensed Molecules in the future subject to paying running royalties to such Independent Third Party on such future sales of Licensed Molecules, Anesta shall pay Running Royalties to ImmuPharma [**].

(C)           “Relevant Conditions” are (a) the Third Party Claim must allege that making, using or selling the Licensed Molecules or Licensed Product or the method of manufacturing Licensed Product or Licensed Molecules infringes the relevant patent or other intellectual property rights of the Independent Third Party who is bringing the Third Party Claim; (b) the defence to the Third Party Claim will be conducted by Anesta, but in consultation with ImmuPharma; (c) no settlement is made relating to such Third Party Claim without ImmuPharma’s written consent (not to be unreasonably withheld or delayed); and (d) no license of the Licensed Patents shall be granted to such Independent Third Party without ImmuPharma’s written consent, acting in ImmuPharma’s absolute discretion.

24.3         Orders and Injunctions. If at any stage a final or temporary restraining order or interlocutory or interim injunction or similar order of any competent court is granted whereby Anesta is restrained from manufacturing, selling or otherwise dealing with Licensed Molecules in the Territory then Anesta’s obligations to purchase, use, sell, distribute and market such Licensed Molecules in such part of the Territory to which the said order or injunction applies pursuant to this Agreement shall be suspended for so long as such order or injunction applies whereby it is agreed and understood that the terms and conditions of this Clause 24 shall mutatis mutandis also apply in full thereto.

25.           Confidentiality

25.1         ImmuPharma Confidential Information. Anesta undertakes to ImmuPharma that it shall keep all Technical Information strictly confidential and to make the Technical Information only available to such persons within Anesta, its Affiliates, Anesta Sub-Licensees and any Third Party contractors who have agreed to be bound by secrecy obligations no less restrictive than those set forth herein in respect of such Technical Information as Anesta owes to ImmuPharma hereunder, to their advisors and representatives and to such of Anesta’s officers and employees as are bound by obligations of confidence and on a “need to know” basis, and Anesta shall ensure that such Technical Information is not disclosed to other persons or Entities orally or in writing, directly or indirectly, by Anesta, any Anesta Affiliate, any Anesta Sub-Licensee or any of said contractors or said officers and employees save that:

(A)          this obligation shall not apply to Anesta to the extent that the Technical Information as evidenced by Anesta’s written records, was lawfully known to Anesta prior to its communication by or through ImmuPharma and was not communicated to Anesta subject to any restrictions on disclosure or use; and

(B)           this obligation shall not apply to the extent that Technical Information is necessarily disclosed by the sale of Licensed Products on the terms and conditions hereof embodying any of the Technical Information; and

(C)           this obligation shall not apply to the extent that the Technical Information is or becomes in the public domain, otherwise than by any fault or breach by Anesta, its Affiliates, Anesta Sub-Licensees or sub-contractors or other persons acquiring the same from Anesta or any thereof; and

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(D)          this obligation shall not apply to Anesta to the extent that the Technical Information becomes known to Anesta by the action of a Third Party not in breach of any obligation of confidence;

(E)           this obligation shall not apply to the extent that such Technical Information must be disclosed by law or by order of a court of competent jurisdiction or to comply with the requirements of any securities exchange or to any governmental or regulatory agency in connection with an application for an IND or NDA; and

(F)           this obligation shall not apply to Anesta’s use of Technical Information made available to it by or on behalf of ImmuPharma or its Affiliates for the prosecution of patents, to make any regulatory filing or for publication of results of Clinical Studies or otherwise related to the development or commercialization of the Licensed Products or Licensed Molecules.

25.2         Anesta Confidential Information. ImmuPharma undertakes to Anesta that it shall keep all Technical Information strictly confidential and to make the Technical Information only available to such persons within ImmuPharma and its Affiliates, their advisors and representatives, and to any Third Party contractors who have agreed to be bound by the same secrecy obligations in respect of such Technical Information as ImmuPharma owes to Anesta hereunder, and to such of ImmuPharma’s officers and employees as are bound by obligations of confidence and on a “need to know” basis, and ImmuPharma shall ensure that such Technical Information is not disclosed to other persons or Entities orally or in writing, directly or indirectly, by ImmuPharma, any ImmuPharma Affiliate, or any of said contractors or said officers and employees save that:

(A)          this obligation shall not apply to ImmuPharma to the extent that Technical Information owned by Anesta, as evidenced by ImmuPharma’s written records, was lawfully known to ImmuPharma, its Affiliates, or sub-contractors prior to its communication by or through Anesta and was not communicated to ImmuPharma subject to any restrictions on disclosure or use; and

(B)           this obligation shall not apply to the extent that the Technical Information is necessarily disclosed by the sale of Licensed Products embodying any of the Technical Information; and

(C)           this obligation shall not apply to the extent that the Technical Information is or becomes in the public domain, otherwise than by any fault or breach by ImmuPharma, its Affiliates, contractors, directors or agents, or persons acquiring the same from ImmuPharma; and

(D)          this obligation shall not apply to ImmuPharma to the extent that the Technical Information owned by Anesta becomes known to ImmuPharma by the action of a Third Party not in breach of any obligation of confidence;

(E)           this obligation shall not apply to the extent that such Technical Information must be disclosed by law or by order of a court of competent jurisdiction or to comply with the requirements of any securities exchange or to any governmental or regulatory agency in connection with an application for an IND or NDA.

25.3         Survival and Applicability. The obligations of confidentiality herein shall survive for as long as the confidential information disclosed to the other Party hereunder remains confidential.  Such confidentiality obligation shall apply to Technical Information and any other confidential information exchanged between the Parties and their Affiliates both prior to and after entering into this Agreement and, with respect to such Technical Information, replace any and all previous

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

confidentiality obligations owed by either party or its Affiliates to the other or its Affiliates (including without limitation under the Confidentiality Agreement).

26.           Public Announcements

26.1         This Agreement. The Parties agree that the terms of this Agreement shall, unless the Parties otherwise agree in writing, be treated as confidential, subject to Clauses 26.2 and 26.3.

26.2         Press Releases. With regard to press releases and other announcements about the Licensed Molecules or Licensed Product (including with regard to development progress), it is the Parties’ intent that they shall co-ordinate with respect to the wording and timing of any such announcements. Each Party shall use its best endeavours to give the other Party a draft of each such announcement at least two (2) Business Days in advance of its planned release and thereafter keep the other Party promptly informed of any changes to such draft, and shall consider in good faith any reasonable comments made on such draft(s) by such other Party.

26.3         Listing and other Required Publicity. Nothing contained in this Agreement shall prevent either Party from disclosing such information as is required to be disclosed by law or regulatory requirement including without limiting the generality of the foregoing the regulation of any Stock Exchange on which the shares or other securities of such Party or its Affiliates or Sub-Licensees are quoted or listed.  For the avoidance of doubt, if either Party or its Affiliates or Sub-Licensees are required by such laws or regulatory requirements or by any regulatory body to make an immediate disclosure of any information, they shall be entitled to do so.

27.           ImmuPharma Representations and Warranties

27.1         Representations and Warranties. ImmuPharma represents and warrants that, as of the Effective Date hereof:

(A)          ImmuPharma is validly existing under the laws of France, with full power and authority to execute and deliver this Agreement and perform its obligations hereunder;

(B)          ImmuPharma is not insolvent;

(C)          ImmuPharma has the corporate power to execute, deliver and enter into and perform this Agreement and has been duly authorized by all necessary or proper corporate action to do so;

(D)          this Agreement has been duly executed by ImmuPharma and represents a legal, valid and binding obligation of ImmuPharma, enforceable in accordance with its terms;

(E)           ImmuPharma’s execution and performance of this Agreement do not conflict with, violate or breach (i) its applicable entity formation documents, (ii) any contractual obligations with any Third Party or (iii) any law or regulation, and no consent is required from any Third Party (including CNRS) or governmental authority for ImmuPharma to execute and perform its obligations in this Agreement, except for the consent required under section 3.1 of the CNRS License Agreement, which consent has been delivered to Anesta prior to the Effective Date and except for (x) the expiration of the waiting period under the Hart-Scott-Rodino Act, if applicable or (y) any other applicable antitrust regulations or any other antitrust regulations anywhere in the Territory, to the extent such acts or regulations are applicable hereto or to the Signed Agreements;

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(F)           ImmuPharma has not received notice and does not have knowledge of any fact which alleges  or threatens any challenge to the rights of ImmuPharma, its Affiliates or Anesta or its Affiliates, or is likely to prevent Anesta or its Affiliates from developing, making, using, importing or selling the Licensed Molecules in the Territory on the terms and conditions hereof;

(G)          ImmuPharma has not received notice and does not have knowledge of any fact which is likely to prevent ImmuPharma from performing any obligation of ImmuPharma under this Agreement on the terms and conditions hereof;

(H)          Schedule 2 attached hereto sets forth a true and accurate list of all Patents owned, co-owned, licensed, or Controlled by ImmuPharma or to which it otherwise has rights, which relate to the development, manufacture, use, sale or commercialization of the Licensed Molecules, or Licensed Product;

(I)            ImmuPharma is the exclusive licensee of the Third Party Patents, including but not limited to the CNRS Lupuzor Patents, and the Third Party Technical Information, except for CNRS’s right to make and use the CNRS Lupuzor Patents and the CNRS Technical Information for non-commercial research purposes as provided for in the CNRS/ImmuPharma License Agreement, ImmuPharma has the right to grant the rights and licenses (or sub-licenses, where applicable) to the CNRS Lupuzor Patents, ImmuPharma Patents, ImmuPharma Technical Information, Third Party Technical Information, the Licensed Products and the Licensed Molecules to Anesta as set forth in this Agreement;

(J)           ImmuPharma is the owner or co-owner of the ImmuPharma Patents and the ImmuPharma Technical Information, free and clear of any lien, encumbrance or security interest and to the best knowledge of ImmuPharma, the Third Party Patents and Third Party Technical Information are free and clear of any lien, encumbrance or security interest;

(K)          there is no pending or, to the knowledge of ImmuPharma, threatened litigation, claim, investigation, action or proceeding that could impair the ability of ImmuPharma to perform its obligations under this Agreement or the License Agreements or which would affect the validity, enforceability or ownership of the Licensed Patents or Licensed Technical Information;

(L)           Schedule 4 is a listing of all material agreements, including but not limited to agreements with CNRS entered into by ImmuPharma related to the Licensed Patents, Licensed Product, Licensed Molecules or Licensed Technical Information. Accurate and complete copies of such agreements have been delivered to Anesta or its Affiliates prior to the Effective Date. As of the date hereof, neither ImmuPharma, nor to the knowledge of ImmuPharma, any other party to such agreements is in material breach of any agreements;

(M)         to the best of ImmuPharma’s knowledge, the inception, development and reduction to practice of the ImmuPharma Patents and the ImmuPharma Technical Information has not and does not constitute and has not involved the misappropriation of trade secrets of any Third Party;

(N)          to the best of ImmuPharma’s knowledge, none of the Licensed Patents is invalid or unenforceable and no claim has been received by ImmuPharma, or to the knowledge of ImmuPharma received by CNRS, asserting the invalidity, misuse, unregistrability, unenforceability or non-infringement of any of the Licensed Patents or challenging its right

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

to use or ownership of any of the Licensed Patents or making any adverse claim of ownership thereof;

(O)          ImmuPharma has delivered to Cephalon a true and complete copy of the FDA IND file on pre-clinical and clinical data and other information in ImmuPharma’s Control which could reasonably be considered material for the safety or efficacy of the Licensed Molecules or Licensed Product and to the best of ImmuPharma’s knowledge such pre-clinical and clinical data and studies are in material compliance with all rules, regulations and laws, except for those pre-clinical studies that did not comply with GMP rules and regulations which ImmuPharma has disclosed to Cephalon in writing;

(P)           ImmuPharma is not aware of any patent or patents affecting the validity of the Licensed Patents or any novelty destroying prior art relating to the Licensed Patents;

(Q)          ImmuPharma has received the written agreement of CNRS required under Clause 3.1 of the CNRS Agreement and has delivered a copy of such agreement to Cephalon;

(R)          ImmuPharma is not in breach of the CNRS Agreement and no rights of ImmuPharma provided for in the CNRS Agreement have been modified in any way to have adverse effects on this Agreement; and

(S)           ImmuPharma is not aware of any patents or patents applications other than the Licensed Patents for which a claim of infringement could reasonably be asserted for the development, manufacture, use, sale or commercialization of the Licensed Molecules or Licensed Product.

28.           Anesta Representations and Warranties

28.1         Representations and Warranties. Anesta represents and warrants that, as of the Effective Date hereof:

(A)          Anesta is validly existing under the laws of Switzerland, with full power and authority to execute and deliver this Agreement and perform its obligations hereunder;

(B)          Anesta has the corporate power to execute, deliver and enter into and perform this Agreement and has been duly authorized by all necessary or proper corporate action to do so;

(C)          this Agreement has been duly executed by Anesta and represents a legal, valid and binding obligation of Anesta, enforceable in accordance with its terms;

(D)          Anesta’s execution and performance of this Agreement do not conflict with, violate or breach (i) its applicable entity formation documents, (ii) any contractual obligations with any Third Party or (iii) any law or regulation, and no consent is required from any Third Party or governmental authority for Anesta to execute and perform the obligations in this Agreement; except for (x) the expiration of the waiting period under the Hart-Scott-Rodino Act, if applicable or (y) any other applicable antitrust act or regulation, to the extent such antitrust acts or regulations are applicable hereto or to any of the Signed Agreements anywhere in the Territory;

(E)           there is no material fact which is likely to prevent Anesta from developing, making, using, importing and selling the Licensed Molecules or Licensed Product in the Territory;

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(F)           Anesta has not received written notice or does not have knowledge of any fact which is likely to prevent Anesta from performing any obligation of Anesta under this Agreement;

(G)          Anesta has not received any written notice from any third party which alleges or threatens any challenge to the right of Anesta to develop, make, have made, import, use and sell the Licensed Molecules or Licensed Product in the Territory under the Licensed Patents;

(H)          Anesta has the commercial, technical and financial resources and expertise available, and intends to use them, to develop, manufacture, import, use and sell Licensed Products or Licensed Molecules in the Territory as contemplated by this Agreement.

(I)            Cephalon, as guarantor under the Parent Guarantee Agreement, is validly existing under the laws of the United States of America, with full power and authority to execute and deliver the Partent Guarantee Agreement and perform its obligations hereunder;

(J)           Cephalon has the corporate power to execute, deliver and enter into and perform the Parent Guarantee Agreement and has been duly authorized by all necessary or proper corporate action to do so;

(K)          the Parent Guarantee Agreement has been duly executed by Cephalon and represents a legal, valid and binding obligation of Cephalon, enforceable in accordance with its terms; and

(L)           Cephalon’s execution and performance of the Parent Guarantee Agreement does not conflict with, violate or breach (i) its applicable entity formation documents, (ii) any contractual obligations with any Third Party or (iii) any law or regulation, and no consent is required from any Third Party or Governmental Authority for Cephalon to execute and perform the obligations in the Partent Guarantee Agreement.

29.           Indemnification between the Parties

29.1         By ImmuPharma. ImmuPharma shall indemnify, protect and hold Anesta and its Affiliates harmless against any claims, demands, suits or causes of action asserted or brought by Independent Third Parties, including all judgments, damages and costs (including reasonable attorney’s fees) resulting therefrom, at any time arising from:

(A)          any failure by ImmuPharma to provide Anesta with significant information or data in its possession regarding the safety of Licensed Molecules or Licensed Product to the extent that such information or data were not already known by Anesta;

(B)           with respect to Finished Goods manufactured by or on behalf of ImmuPharma pursuant to Clause 33.5, manufacturing defects which are manufactured by or on behalf of ImmuPharma, its Affiliates or any permitted sub-licensees, sub-contractors or any other Third Parties acting on behalf of ImmuPharma;

(C)           ImmuPharma’s or its Affiliates’ or ImmuPharma’s subcontractors or any other parties acting on behalf of ImmuPharma gross negligence or breach of the terms of this Agreement; or

(D)          any breach of ImmuPharma’s representations and warranties in this Agreement;

whereby ImmuPharma shall only have an obligation to so indemnify and hold harmless to the extent that such liability, damages, loss, cost or expense do not arise from the negligence, wilful misconduct or breach of this Agreement by Anesta, its Affiliates, its Anesta Sub-Licensees or by

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

any other Third Party acting on behalf of Anesta.

29.2         By Anesta. Anesta shall indemnify, protect and hold ImmuPharma and its Affiliates harmless against any claims, demands, suits or causes of action asserted or brought by Independent Third Parties, including all judgments, damages and costs (including reasonable attorney’s fees) resulting therefrom, at any time arising from:

(A)          manufacturing defects of Finished Goods which are manufactured by or on behalf of Anesta, its Affiliates, Anesta Sub-Licensees or any permitted sub-contractors or any other Third Parties acting on behalf of Anesta;

(B)           Anesta’s or its Affiliates’, Anesta’s Sub-Licensees or any permitted sub-contractors or any other Third Parties acting on behalf of Anesta gross negligence or breach of the terms of this Agreement; or

(C)           any breach of Anesta’s representations and warranties in this Agreement;

whereby Anesta shall only have an obligation to so indemnify and hold ImmuPharma harmless to the extent that such liability, damages, loss, cost or expense do not arise from the negligence, wilful misconduct or breach of this Agreement by ImmuPharma or ImmuPharma’s Affiliates or ImmuPharma’s subcontractors or any other parties acting on behalf of ImmuPharma by any other party acting on behalf of ImmuPharma.

29.3         Notifications. Each Party shall give prompt notification to the other of any claims, demands, suits or causes of action in respect of which the first Party may assert indemnification from the other under this Clause 29. The indemnifying Party shall have the right, at its own cost, to defend any such claim, demand, suit or cause of action. The indemnified Party shall have the right to be represented by separate counsel, at its own expense, in any such claim, demand, suit or cause of action. The indemnifying Party shall have control over any such claim, demand, suit or cause of action and any decisions as to settlement, method and/or terms and conditions for resolving the same shall be made by the indemnifying Party after consultation with the other Party.

29.4         Assistance. The indemnified Party agrees to perform all acts that may become reasonably necessary or desirable, as determined by the indemnifying Party for the defence and/or settlement of any such claim, demand, suit or cause of action.  The indemnifying Party shall reimburse the other Party for its reasonable out-of-pocket expenses related thereto.

29.5         Joint Liability. If both Clause 29.1 and Clause 29.2 apply in respect to the same claim, demand, suit or cause of action, then ImmuPharma and Anesta shall be liable to indemnify each other in such ratio as is fair and reasonable, taking into account the contribution that the factors referred to in Clauses 29.1(A) to (C) and Clauses 29.2(A) to (B) have respectively given rise to such claim, demand, suit or cause of action.  Such ratio shall be agreed between the Parties and, if not agreed, determined using the dispute resolution procedure given in Clause 39.

30.           Insurance

From the date on which this Agreement becomes effective until 730 (seven hundred and thirty) calendar days after all Running Royalties or other running royalties-bearing licenses granted under this Agreement have expired or terminated on the terms and conditions hereof and, each Party shall at its own cost effect and maintain in force with reputable insurers appropriate insurance that are commercially customary in the pharmaceutical industry in each country of the Territory where an activity is undertaken by a Party (including without limitation, where appropriate, product liability)

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

in respect of its activities concerning Licensed Products or Licensed Molecules in the Territory and shall provide evidence of such insurance to the other Party on request.

31.           Disclaimer

31.1         EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND TO THE FULLEST EXTENT PERMITTED BY LAW:

(A)          IMMUPHARMA MAKES NO WARRANTY OR REPRESENTATION AS TO THE SCOPE OF THE LICENSED PATENTS OR THE LICENSED TECHNICAL INFORMATION;

(B)           IMMUPHARMA MAKES NO WARRANTY OR REPRESENTATION THAT USE OF THE LICENSED PATENTS OR THE LICENSED TECHNICAL INFORMATION OR THE LICENSED TRADEMARKS WILL NOT CAUSE HARM OR DAMAGE TO ANY INDIVIDUAL, ENTITY OR PROPERTY;

(C)           IMMUPHARMA IS NOT LIABLE OR RESPONSIBLE FOR ANY AND ALL LIABILITY, INCLUDING DEATH, PERSONAL INJURY, ILLNESS OR PROPERTY DAMAGE ARISING FROM PRE-CLINICAL STUDIES, CLINICAL TRIALS, DISTRIBUTION OR SALE BY ANESTA, ITS AFFILIATES OR ANESTA SUB-LICENSEES OF ANY GOODS, LICENSED PRODUCTS OR LICENSED MOLECULES;

(D)          ANESTA IS NOT LIABLE OR RESPONSIBLE FOR ANY AND ALL LIABILITY, INCLUDING DEATH, PERSONAL INJURY, ILLNESS OR PROPERTY DAMAGE ARISING FROM PRE-CLINICAL STUDIES, CLINICAL TRIALS, DISTRIBUTION OR SALE UNDERTAKEN BY IMMUPHARMA, ITS AFFILIATES OR IMMUPHARMA SUB-LICENSEES OF ANY GOODS, LICENSED PRODUCTS OR LICENSED MOLECULES;

(E)           NEITHER PARTY MAKES ANY GOODS OR LICENSED PRODUCT WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE;

(F)           NEITHER PARTY MAKES ANY REPRESENTATIONS OR GIVES ANY WARRANTIES THAT ANY GOODS OR LICENSED PRODUCTS WILL SUCCESSFULLY BE DEVELOPED USING THE LICENSED PATENTS OR LICENSED TECHNICAL INFORMATION, OR THAT ANY LICENSED PRODUCTS WILL HAVE COMMERCIAL UTILITY OR REGULATORY ACCEPTABILITY OR MERCHANTABILITY OR SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE; AND

(G)           NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR GIVES ANY OTHER WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED.

32.           Ordinary Termination

32.1         Ordinary Termination. Subject to the terms of this Agreement, the entire Agreement shall, on a country by country and patent by patent basis, continue until the last to occur of:

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(A)          the date of expiry of the last to expire of the Licensed Patents, which provide marketing exclusivity for the Licensed Products, in such country of the Territory; or

(B)           the fifteenth anniversary of the First Commercial Sale in such country of the Territory;

whichever of (A) or (B) is longer in such country of the Territory (the “Ordinary Termination”).

32.2         Consequences of Ordinary Termination. Upon expiry of this Agreement in any country of the Territory in accordance with Clause 32.1 (A) and (B) (but not, for the avoidance of doubt, upon any earlier termination of this Agreement under Clause 33 prior thereto unless otherwise expressly stated in this Agreement):

(A)          Anesta and its Affiliates shall have a perpetual, fully paid-up, royalty-free, irrevocable right to use in such country of the Territory the Licensed Technical Information, the Licensed Patents and any Inventions comprised therein for the development, commercialization and exploitation of Licensed Products; and

(B)           Anesta shall be entitled to continue to use any Licensed Trademarks in the Territory in respect of Licensed Products or Licensed Molecules in accordance with the Trademark License Agreement, [**] which are marketed using such Licensed Trademarks, provided however that no such Running Royalties shall be paid if there is Significant Generic Competition (as defined) in the United States in that Commercial Year on the terms and conditions of Clause 6.2 hereof. In respect of the payment of such Running Royalties the payment provisions contained in the Trademark Agreement shall continue to apply.

(C)           Where the Parties disagree over the level of any Running Royalties payable pursuant to this Clause 32.2, the matter shall be referred to the Oversight Committee.

32.3         Survival Upon Ordinary Termination. Upon Ordinary Termination and expiry of this Agreement in accordance with Clause 32.1 in any country of the Territory (but not, for the avoidance of doubt, upon any earlier termination of this Agreement unless otherwise expressly stated in this Agreement), the following Clauses and Sections shall survive expiry and the Parties shall continue to be bound by them:

(A)          This Agreement In General. Clauses 1, 8.1, 8.3, 8.4 (to the extent applicable for Accounting Periods elapsed in full or in part during the term hereof in such country), 9 and 10 (both of 9 and 10 to the extent applicable for Accounting Periods elapsed in full or in part in such country during the term hereof), 11.6, Clauses 20.2 to 20.6, 22.2, 22.3, 25, 29 to 31, 32.2, 32.3, 32.4 as well as 37 and 39 to 50 of this Agreement; and, in addition,

32.4         The expiry of this Agreement shall:

(A)          be without prejudice to the obligation of Anesta to pay to ImmuPharma all Commercial and Development Milestones, Running Royalties and other sums accrued, due and payable prior to the expiry of this Agreement therein or thereafter, pursuant to Clause 32.2(B) on the terms and conditions hereof; and

(B)           be without prejudice to any right of, or remedy available to, either Party against the other in respect of any breach of this Agreement prior to the effective date of such expiry in such country, but otherwise neither Party shall be entitled to compensation on such expiry, except as expressly stated in this Agreement.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

33.           Specific Performance and Extraordinary Termination

33.1         Specific Performance. The Parties agree that this Development and Commercialization Agreements represent unique property that cannot be readily obtained on the open market and each Party may be irreparably injured if this Agreement is not specifically enforced after the breach or default by the other Party. Therefore, the other Party shall also have the right to specifically enforce the other Party’s performance of its obligations under this Agreement, and each Party agrees to waive the defense in any such suit that the other Party has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy, and that the other Party shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages.

33.2         Breach of Agreement. In the event that either Party commits a material breach of any of the other terms of this Agreement on its part to be performed or observed, the other Party shall have the right to terminate this Agreement by giving one hundred twenty (120) calendar days’ written notice to the defaulting Party; provided however that in the case of a material breach capable of being cured, if the said defaulting Party shall cure the said material breach within one hundred twenty (120) calendar days after the said notice shall have been given, then the said notice shall not be effective.

33.3         Cross Termination of Trademark License Agreement. In the event that the Trademark License Agreement is terminated by either Party thereto on the terms and conditions thereof for whatever reason, each of the Parties hereof shall likewise have the right to terminate this Agreement forthwith by written notice.

33.4         Cross Breach under Parent Guarantee Agreement. In the event that a material breach by Cephalon occurs under the Parent Guarantee Agreement and that such breach by Cephalon is not cured within the curing period set forth in that agreement or if such breach is not curable by the nature of such breach or if Cephalon becomes insolvent or is declared bankrupt, as defined in Clause 33.6 hereinafter, of Cephalon, Immupharma shall have the right to terminate this Agreement forthwith by written notice.

33.5         Non-Commercialization or Development by Anesta

(A)          [**]

(B)           [**]

33.6         Insolvency or Bankruptcy. Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement effective on written notice to the other Party in the event the other Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other Party, and any such event shall have continued for ninety (90) calendar days undismissed, unbonded and undischarged. Furthermore, all rights and licenses granted under this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(56) of the United States Bankruptcy Code. The Parties agree that in the event of the commencement of a bankruptcy proceeding by or against one Party hereunder

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

under the United States Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property, and all embodiments of such intellectual property, pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced; subject, to payment of the Development and Commercial Milestone amounts and Running Royalties set forth in this Agreement.

33.7         Change of Control.

(A)          Anesta.  ImmuPharma may terminate this Agreement in the event that there is a change of control (defined below) of Anesta, unless prior to such change of control Anesta (i) transfers or assigns all of its rights and obligations under this Agreement to Cephalon or any of its Affiliates or (ii) obtains the consent of ImmuPharma (such consent shall not be unreasonably withheld).  For the purposes of Clauses 33.7(A) and (B) only, a “change of control” shall be deemed to have occurred when (i) any Entity, which is not an Affiliate of the respective Party as at the Effective Date (the “Acquiror”), directly or indirectly acquires ownership or control of fifty percent (50%) or more of the equity or of the voting rights and/or otherwise acquires the ability to direct the business affairs or the management of such Party or (ii) the party controlling such Party shall become insolvent or shall be declared bankrupt, as defined in Clause 33.6 hereinbefore.

(B)           ImmuPharma.  Anesta may terminate this Agreement in the event that there is a change of control (defined above) of ImmuPharma, unless prior to such change of control, ImmuPharma obtains the consent of Anesta (suich conset shall not be unreasonably withheld).

33.8         General Extraordinary Termination Right of Anesta. Until the first NDA Approval, Anesta may terminate this Agreement at any time by giving ninety (90) calendar days’ written notice to ImmuPharma. After the first NDA Approval, Anesta may terminate this Agreement at any time by giving one hundred eighty (180) calendar days prior written notice to ImmuPharma.

33.9         Written Termination Agreement. The Parties may terminate this Agreement by written agreement, signed on behalf of each Party.

34.           Effect of Extraordinary Termination

34.1         Existing Obligations. The early termination of this Agreement shall:

(A)          be without prejudice to the obligation of Anesta to pay to ImmuPharma all Commercial and Development Milestones, Running Royalties and other sums accrued, due and payable prior to the termination of this Agreement; and

(B)           be without prejudice to any right of, or remedy available to, either Party against the other in respect of any breach of this Agreement prior to the termination of this Agreement, but otherwise neither Party shall be entitled to compensation as a result of such termination except as expressly stated in this Agreement.

35.           Further Consequences of Extraordinary Termination.

35.1         Early Termination by ImmuPharma.  If this Agreement is terminated, either in full by ImmuPharma pursuant to Clauses 33.2, 33.3 (solely in the event ImmuPharma has terminated the Trademark Agreement due to Anesta’s breach), 33.4, 33.6, 33.7 or by Anesta pursuant to 33.8 or, in the event

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

of a termination or Non-Exclusivity pursuant to Clause 33.5 as to one or more specific countries in the Territory (as applicable):

(A)          Anesta shall be fully bound to strictly comply with all terms and conditions of this Agreement until the effective date of termination and Anesta shall pay to ImmuPharma and shall remain liable to ImmuPharma to pay any and all amounts which shall have fallen due for payment or shall have become payable on or before the effective date of termination;

(B)           Anesta shall either in full or, in the event of a termination or Non-Exclusivity pursuant to Clause 33.5 as to one or more countries, for such specific countries in the Territory (as applicable) promptly return or furnish to ImmuPharma all Licensed Technical Information or other information, documents provided to Anesta by ImmuPharma or its Affiliates, in Anesta’s or its Affiliates or Anesta Sub-Licensees, co-promoters or sub-contractors possession or control;

(C)           subject to Clause 35.1(D), Anesta, its Affiliates, Sub-Licensees, co-promoters and sub-contractors shall either in full or, in the event of a termination or Non-Exclusivity pursuant to Clause 33.5 as to one or more countries, for such specific countries in the Territory (as applicable) immediately cease to use and thereafter refrain from using the Licensed Patents, the Licensed Technical Information, the Licensed Trademarks, Licensed Molecules and the Licensed Products;

(D)          save as expressly provided herein, all rights of Anesta, its Affiliates, Sub-Licensees, co-promoters and sub-contractors hereunder and all licenses granted to Anesta and its Affiliates hereunder shall either in full or, in the event of a termination or Non-Exclusivity pursuant to Clause 33.5 as to one or more countries, for such specific countries in the Territory (as applicable) forthwith cease and terminate and, where applicable, Anesta shall assist ImmuPharma in taking all steps necessary for the removal of the name of Anesta, its Affiliates, Sub-Licensees, co-promoters and sub-contractors from any patent register at any patent office where a patent license has been recorded, if any;

(E)           ImmuPharma shall have a perpetual, fully paid-up, royalty-free, non-exclusive, irrevocable right, with the right to sub-license such right, to use, either in full within the Territory or, in the event of a termination or Non-Exclusivity pursuant to Clause 33.5 as to one or more countries, for such specific countries in the Territory (as applicable), any new Technical Information under Clause 20.2 and Inventions under Clause 20.4, to the extent such Technical Information and Inventions could not without a license from ImmuPharma be practiced without infringing on the rights of the Licensed Patents or the Licensed Technical Information, as well as all results of and documentation associated with Clinical Studies for the Licensed Products or Licensed Molecules, which proprietary information is owned by Anesta pursuant to Clauses 20.2 and 20.4 hereof for all possible applications and ImmuPharma shall have the right to use such New Technical Information and new Inventions in the manufacturing process of the Licensed Products or Licensed Molecules, through a manufacturer of its choice, exclusively and solely for the delivery of Licensed Products or Licensed Molecules to such country outside the Territory in which the license or sublicense granted in this Agreement has been terminated or becomes Non-Exclusive pursuant to Cluase 33.5;

(F)           Anesta shall either in full or, in the event of a termination or Non-Exclusivity pursuant to Clause 33.5 as to one or more countries, for such specific countries in the Territory (as applicable) provide to ImmuPharma or ImmuPharma’s nominee(s) a copy of, and shall transfer, or cause to be transferred, to ImmuPharma or ImmuPharma’s nominee(s) all right,

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

title and interest to all INDs and NDAs for Licensed Product held by or on behalf of Anesta, its Affiliates or Anesta Sub-Licensees, including any valid sub-licenses or assignments granted to Anesta for any and all data included therein and ImmuPharma shall have a perpetual, fully paid-up, royalty-free, non-exclusive, irrevocable right, with the right to sub-license such right including rights to use all data therein, any new Technical Information under Clause 20.2 and Inventions under Clause 20.4 to the extent such proprietary information of Anesta is included in any or all INDs and NDA Filings and Approvals for Licensed Product hereunder.  Until such transfer of INDs and NDA s for Licensed Product is effected or if such transfer is not possible for legal or regulatory reasons, Anesta shall ensure that ImmuPharma has the benefit of such INDs and NDAs. Anesta shall consent and, where necessary, cause its Affiliates of Anesta Sub-Licensees or their contractors to consent, for any relevant Regulatory Authority to cross-reference such data and information contained in such INDs and NDAs as may be necessary for the granting of second INDs and NDAs to ImmuPharma or its nominee(s); this shall include Anesta’s  assignment to ImmuPharma or its designated nominee, at no charge, of all rights in any and all trade product registrations and all applications therefor with a Regulatory Authorities and any and all marketing authorizations and applications therefor in the Territory obtained directly or indirectly by Anesta, its Affiliates or Anesta Sub-Licensees with respect to Licensed Products, and ImmuPharma shall assume responsibility for any such product registrations and marketing authorizations and/or applications therefor and may deal with such registrations, authorizations and/or applications as it thinks fit;

(G)           Anesta shall either in full or, in the event of a Non-Exclusivity pursuant to Clause 33.5 as to one or more countries, for such specific countries in the Territory (as applicable) grant to ImmuPharma AG, a nonexclusive, fully paid-up, royalty-free irrevocable license to all rights in any and all trade names and trademarks used by Anesta exclusively with respect to Licensed Products and Licensed Molecules and not used by Anesta with respect to any other product, and ImmuPharma AG shall assume responsibility for any registrations therefor and may deal with such registrations as it thinks fit; and

(H)          at ImmuPharma’s request, Anesta shall use all Commercially Reasonable Efforts to transfer responsibilities for, and therefore enable ImmuPharma to continue, all further clinical development and manufacturing activities being performed by or on behalf of Anesta at the time of such termination either in full or, in the event of a termination or Non-Exclusivity pursuant to Clause 33.5 as to one or more countries, for such specific countries in the Territory (as applicable); otherwise, however, Anesta shall cease such activities.

35.2         Early Termination by Anesta.  If this Agreement is terminated by Anesta pursuant to Clauses 33.2, 33.3 (solely in the event Anesta has terminated the Trademark Agreement due to ImmuPharma’s breach), 33.6 or 33.7:

(A)          Anesta and its Affiliates shall have an irrevocable right to use in each country of the Territory the Licensed Technical Information, the Licensed Patents and any Inventions comprised therein for the development, commercialization and exploitation of Licensed Products or Licensed Molecules, [**] until the event or events of an Ordinary Termination have occurred pursuant to Clause 32.1.

35.3         Survival. Upon extraordinary termination of this Agreement under Clause 33 by either Party hereto or the termination of this Agreement in respect of any specific country under Clause 33.5 on the terms and conditions hereof, the following Clauses and Sections hereof shall survive termination and the Parties shall continue to be bound by them: Clauses 1, 8.1, 8.3, 8.4 (to the extent applicable for Accounting Periods elapsed in full or in part during the term hereof), 9 and 10 (both of 9 and 10

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

to the extent applicable for Accounting Periods elapsed in full or in part in such country during the term hereof), 11.6, 20.1 to 20.6, 22.2, 22.3, 25, 29 to 31, 34, 37, and 39 to 50 of this Agreement.

(A)                              Marketing. To the extent that Anesta, its Affiliates, Sub-Licensees, co-promoters and sub-contractors are marketing Finished Goods in the Territory on termination of this Agreement, other than pursuant to Clause 35.2 at ImmuPharma’s request, the Parties will make reasonable arrangements to ensure a transition of responsibility for marketing such Finished Goods to ImmuPharma or its nominee whilst maintaining supply of Finished Goods to the market. The sale of such Finished Goods by Anesta or its Affiliates, Sub-Licensees, co-promoters and sub-contractors in the interim period shall continue to be subject to the payment of Running Royalties to ImmuPharma hereunder. [**].

(B)                                Continuing License. If this Agreement is extraordinarily terminated by ImmuPharma pursuant to Clauses 33.3, 33.6. 33.7 or by Anesta pursuant to Clause 33.8 or, in the event of a termination or Non-Exclusivity pursuant to Clause 33.5 for any specific country in the Territory (as applicable) and ImmuPharma wishes to sell Licensed Products or Licensed Molecules in the Territory or appoint a replacement licensee to sell Licensed Products in the Territory, then ImmuPharma shall pay, for a reasonable time, fair and reasonable Running Royalties to Anesta for its rights to use any new Technical Information under Clause 20.2 and new Inventions under Clause 20.4. In the event that this Clause 35.3 applies, the Parties shall meet to discuss the level of such fair and reasonable Running Royalties.  Such fair and reasonable Running Royalties shall be intended to provide recompense to Anesta in respect of a proportion of its direct costs (excluding any payments made to ImmuPharma) for its development and registration activities prior to termination in respect of the Licensed Products, to the extent that such costs have not been recouped through any sales of Licensed Products.  Such Running Royalties shall only be payable on net sales of Licensed Products or Licensed Molecules in the Territory by ImmuPharma, its nominee or any replacement licensee(s).  ImmuPharma’s obligation to pay such Running Royalties shall cease once cumulative Running Royalties paid to Anesta equal such proportion of direct costs.  If ImmuPharma and Cephalon cannot agree on such fair and reasonable Running Royalties and/or the amount or proportion of such direct costs within one (1) calendar month of the date of termination, then either Party may proceed in accordance with Clause 39 of this Agreement.

36.                                 Assignments

36.1                          Non-Assignability. Subject to Clause 36.2, neither this Agreement nor any of the rights and obligations created herein is assignable by either Party without the prior written consent of the other Party such consent not to be unreasonably withheld or delayed, except that ImmuPharma may assign, pledge or encumber any claims or other entitlements for payments of money under this Agreement for financing purposes without the consent by Anesta.

36.2                          Exception. Either Party shall have the right to assign the entire benefit of this Agreement (subject to its entire burden) without the consent of the other Party to any Entity which acquires or is a successor to its business relating to Licensed Molecules or Licensed Product in full or in part. In addition, Anesta shall have the right to assign all or any portion of this Agreement to Cephalon or any Affiliate of Cephalon.

37.                                 Affiliates, Sub-Licensees and Sub-contracting

37.1                          Affiliates, Sub-Licensees and Third Parties. Each Party shall use Commercially Reasonable Efforts to ensure that its Affiliates,  Sub-Licensees, co-promoters, permitted sub-contractors or other Third

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Parties acting on its behalf hereunder comply with such Party’s obligations on the terms and conditions of this Agreement.

37.2                          Liability. Each Party reserves the right to fulfill its obligations under this Agreement subject to the terms and conditions hereof through its Affiliates, Sub-Licensees, co-promoters  and sub-contractors permitted hereunder, and to exercise its rights under this Agreement through its Affiliates, Sub-Licensees and permitted sub-contractors provided however that such Party shall remain responsible to the other Party for any and all of their actions in their fulfillment of such obligations and exercise of such rights to the respective other Party hereunder.

37.3                          Anesta Sub-Contracting. Anesta reserves the right to conduct Clinical Studies through suitably qualified clinical research investigators and clinical trial sites, but otherwise Anesta may not fulfill its obligations under this Agreement through sub-contractors who are not Anesta Affiliates, Anesta Sub-Licensees or co-promoters under Clause 3.4 or exercise its rights under this Agreement through sub- contractors who are not Anesta Affiliates or Anesta Sub-Licensees without obtaining prior written consent from CNRS and ImmuPharma (whereby such consent of ImmuPharma shall not be unreasonably withheld, but may be given subject to conditions to protect CNRS, ImmuPharma’s interests under this Agreement and give them rights to use any Technical Information and Inventions generated by any such Anesta sub-contractors).

(A)                   [**]

(B)                     [**];

(C)                     [**];

(D)                    [**].

38.                                 Oversight Committee

38.1                          Composition. The Oversight Committee shall consist of one representative of each Party which representative shall be a member of each Party’s executive management or board of directors; such representatives shall use their good faith efforts to mutually agree upon the proper course of action to resolve any Dispute referred to the Oversight Committee.

38.2                          Meetings. The Oversight Committee shall meet as necessary at mutually agreed locations and may hold at least one physical meeting and if necessary further meetings where appropriate by teleconference or videoconference. In the absence of any agreement within the Oversight Committee, such meetings shall take place in person in Switzerland or the United Kingdom or any other place, as agreed each time between the Parties.

38.3                          Guests. Either Party may invite other personnel to attend meetings of the Oversight Committee.

38.4                          Other Obligations. Where any Dispute is referred to the Oversight Committee, the Parties shall continue to abide by their obligations under this Agreement (including without limitation any and all of their obligations to develop, supply, register or commercialise Licensed Products or Licensed Molecules) to the extent that this Agreement has not been terminated and such obligations are not part of or directly connected to part of the subject matter of the Dispute.

38.5                          Costs and Expenses. Each Party shall bear the costs and expenses of its own representative on the Oversight Committee in connection with Oversight Committee meetings and activities and, subject

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

to any agreement to the contrary between the Parties, the costs of any other personnel whom such Party wishes to attend Oversight Committee meetings shall be borne by such Party.

38.6                          English. The Oversight Committee shall operate in the English language.

39.                                 General Dispute Resolution and Arbitration

39.1                          Applicability. The provisions of this Clause 39 shall apply in relation to any Dispute.

39.2                          Amicable Settlement. Any Dispute arising pursuant to or in connection with the present Agreement or the validity, interpretation, breach or enforcement hereof shall first be referred to the Oversight Committee, to the extent that it has not already been so referred, and the Parties shall use all Commercially Reasonable Efforts to amicably settle such disputes within 90 (ninety) calendar days upon written notification of such dispute by either Party to the respective other Party with copy to the Oversight Committee.

39.3                          Mediation. If any Dispute is not resolved by the Oversight Committee within ninety (90) Business Days after such dispute is referred to it, or such longer period as the Oversight Committee may collectively and unanimously agree in writing, the Parties agree first to attempt to settle it by mediation in accordance with the United Centre for Effective Dispute Resolution Model Mediation Procedure (www.cedr.co.uk). The place of mediation shall be London, England and the language to be used in the mediation proceedings shall be English. The Parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator or any of its employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

39.4                          Mediation Notice. To initiate a mediation, a Party must give notice in writing (such notice to be hereinafter referred to as a “Mediation Notice”) to the other Party requesting a mediation.  A copy of the request should be sent to the Centre for Effective Dispute Resolution. If one of the Parties refuses to participate in mediation then either Party may initiate arbitration in accordance with Clause 39.5 hereof.

39.5                          Arbitration. If and to the extent that, any such dispute, claim or controversy has not been settled through mediation pursuant to Clauses 39.3 and 39.4, within (i) thirty (30) calendar days after the date the Mediation Notice is received or (ii) ten (10) days after one of the Parties refuses to participate in mediation, such dispute, claim or controversy shall, upon the filing of a Request for Arbitration by either Party, be referred to and finally resolved by arbitration under the international commercial arbitration rules of the International Chamber of Commerce; such rules are deemed to be incorporated by reference into this section.  The place of arbitration shall be London, England. The arbitration proceedings shall be conducted in the English language and the arbitration award shall be in English.  Notwithstanding anything else in the rules of the International Chamber of Commerce, the arbitrator or arbitrators for such arbitration shall have no relation to either Party, CNRS, or any affiliate thereof, and the decision in the arbitration proceeding shall be determined by the vote of a majority of the arbitrators.

39.6                          Injunctive Relief.  Notwithstanding anything in this Agreement, the Option Agreement or the Trademark License Agreement, the Parties may seek injunctive relief and specific performance in

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

any court without first adhering to the dispute resolution and arbitration procedures in this Agreement.

40.                                 Waiver

40.1                          No Limitations. No relaxation, forbearance, delay or indulgence by either Party in enforcing any of the terms and conditions of this Agreement or the granting of time by either Party to the other shall prejudice, affect or restrict the rights and powers of that said Party hereunder nor shall any waiver by either Party of any breach hereof operate as a waiver of or in relation to any subsequent or any continuing breach hereof.

40.2                          Enforcement. A waiver by one Party of a breach by the other of any term of this Agreement shall not prevent the subsequent enforcement of that term and shall not be deemed a waiver of any subsequent breach.

41.                                 General Assurances

Either Party shall at any time upon the request of the other do and execute all such acts, deeds, documents and things as may reasonably be required by the other to perfect and complete the grant of any rights and licenses conferred upon the other, including in particular (without prejudice to the generality of the foregoing) entry into forms of license or other instruments confirming such rights for registration with appropriate authorities.

42.                                 Severability

In the event that any Clause or any part of any Clause contained in this Agreement is declared invalid or unenforceable by the judgment or decree by consent or otherwise of a Court of competent jurisdiction not subject to appeal, all other Clauses or parts of Clauses contained in this Agreement shall remain (in so far as they have become effective in accordance with this Agreement) in full force and effect and shall not be affected thereby for the term of this Agreement.

43.                                 Entire Agreement

This Agreement and any documents referred to herein set forth the entire agreement and understanding of the Parties relating to the subject matter hereof, and merge all prior discussions between them and all prior memoranda of intent or understanding. Neither Party shall be bound by any definition, condition or representation other than as expressly stated in this Agreement or as subsequently set forth in writing and signed by the Party to be bound.

44.                                 Titles and Headings

The titles of this Agreement or any part within it and the headings to sections, Clauses and schedules in this Agreement are included for the purpose of ease of reference only and shall not have any effect on the construction and interpretation of the terms hereof.

45.                                 Costs of Preparation

The Parties hereto shall pay their own respective legal costs incurred in the preparation of this Agreement.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

46.                                 Notices

Any notice or other document to be given under this Agreement shall be given by sending the same in a registered, prepaid airmail letter or by facsimile transmission to the address of the relevant Party set out below or to such other address as such Party may have notified to the other for the purposes hereof.  Any notice sent by post shall be deemed (in the absence of evidence of earlier receipt) to have been delivered seven (7) Business Days after despatch and in proving the fact of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted.  Any notice sent by facsimile transmission shall be deemed to have been delivered on the next Business Day following its despatch.

ImmuPharma’s Address:

ImmuPharma (France) S.A.

c/o ImmuPharma plc

50 Broadway

Westminster

London SW1H 0BL

United Kingdom

Fax no: +44 20 7152 4001

For the attention of the Chief Executive Officer

With copy to:

ImmuPharma France SA

Technopôle

40 rue Marc Seguin

F-68200 Mulhouse

France

For the attention of the Chairman

And with further copy to

Dr. Thomas M. Rinderknecht

Rinderknecht & Burger

Grafenauweg 6

CH-6300 Zug

Switzerland

Fax: + 41 41 726 60 66

Anesta’s Address:

Anesta AG

Barrenstrase 23

6300 Zug

Switzerland

With copy to:

Cephalon, Inc.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

41 Moores Road

Frazer, PA 19355

USA

Fax no:  +1 610 727-7652

For the attention of the Vice President and Deputy General Counsel

And with further copy to

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street

51st Floor

Philadelphia, Pennsylvania

U.S.A.

Fax:  +1 215 864 9043

For the attention of:  Brian D. Doerner

Any notice or other document served by one Party on the other in accordance with the terms of this Agreement shall be in the English language and shall not be validly served unless this condition is complied with.

47.                                 Force Majeure

47.1                          Neither ImmuPharma nor Anesta (as the case may be) shall be held in breach of its obligations hereunder to the extent only that due performance or observance of such obligation is prevented or delayed by reason of act of God, war or other hostilities, civil commotion, strikes, trade disputes, acts or restraints of government, imposition or restrictions of imports or exports or any other circumstances of a similar type, in each case beyond the reasonable control of the respective Parties.

47.2                          The Party affected by an event referred to in this Clause 47.2 shall forthwith notify the other Party of the nature and effect of such event and both Parties shall where the same is practicable use every reasonable endeavour to minimise such effect and to comply with the respective obligations herein contained as nearly as may be in their original form.

48.                                 No Agency, Partnership or Joint Venture

Nothing in this Agreement shall be construed as giving rise to the relationship of principal and agent, partnership or joint venture or entitle either Party to make any representation enter into any contract give a warranty or incur any liability on behalf of or pledge the credit of the other Party and neither Party shall have authority or power to bind the other Party or to contract in the name of and create a liability against the other Party in anyway or for any purpose.

49.                                 Benefit to Third Parties

No Party who is not a Party to this Agreement shall have any rights to enforce any term of this Agreement, except where any rights or claims have been validly assigned to any Third Party pursuant to Clause 36.

50.                                 Governing Law

This Agreement shall be governed by and construed and interpreted in accordance with the laws of Switzerland with the exclusion of the Vienna Convention on the International Sale of Goods and without reference to the principles of conflicts of laws thereof. To the extent that any relationship

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

between the Parties hereto or thereto by applicable mandatory law is subject to any other law, such other law shall govern such relationship only, and all other relationships shall remain governed by the laws of Switzerland.

[Signature Page Follows]

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT TO BE EFFECTIVE AS OF THE EFFECTIVE DATE:

IMMUPHARMA (FRANCE) S.A.

By:	/s/ Robert Zimmer
Name: Robert Zimmer
Title: Chairman of the Board

In the presence of:
Name:

ANESTA AG

By:	/s/ J. Kevin Buchi
Name: J. Kevin Buchi
Title: Chairman

In the presence of:
Name:

With respect to Clause 2.1:

ESCROW AGENT

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.